                                                                     EXHIBIT 2.1

EXECUTION COPY



                            ASSET PURCHASE AGREEMENT

                                   dated as of

                                December 10, 1998

                                  by and among

                         CAPSTEAD MORTGAGE CORPORATION,

                    CAPSTEAD HOLDINGS, INC. AND CAPSTEAD INC.

                                       and

                       HOMECOMINGS FINANCIAL NETWORK, INC.

                                TABLE OF CONTENTS

ARTICLE I

         SALE AND PURCHASE...................................................2
         1.01     PURCHASE BY PURCHASER......................................2
         1.02     EXCLUDED ASSETS............................................3
         1.03     ASSUMED OBLIGATIONS........................................4
         1.04     CLOSING....................................................5
         1.05     PURCHASE PRICE.............................................6
         1.06     ESCROWED PAYMENT...........................................9

ARTICLE II

         REPRESENTATIONS AND WARRANTIES OF THE CAPSTEAD COMPANIES
          ..................................................................10
         2.01     ORGANIZATION..............................................10
         2.02     SUBSIDIARIES OF THE COMPANY...............................10
         2.03     GOOD STANDING.............................................10
         2.04     VALIDITY OF AGREEMENT.....................................10
         2.05     CAPITALIZATION............................................11
         2.06     OBLIGATIONS WITH RESPECT TO CAPITAL STOCK.................11
         2.07     FINANCIAL STATEMENTS......................................12
         2.08     SUBSEQUENT EVENTS.........................................13
         2.09     CONTRACTS.................................................16
         2.10     NO DEFAULT................................................18
         2.11     PROPERTIES................................................19
         2.12     REAL PROPERTY.............................................19
         2.13     ENVIRONMENTAL.............................................20
         2.14     QUALIFICATION AS LENDER...................................21
         2.15     SERVICING.  ..............................................21
         2.16     ACCOUNTS RECEIVABLE.......................................21
         2.17     BANK ACCOUNTS.............................................22
         2.18     GUARANTEES................................................22
         2.19     INSURANCE.................................................22
         2.20     TAXES.....................................................22
         2.21     EMPLOYEE BENEFITS.........................................27
         2.22     COMPENSATION..............................................30
         2.23     CERTAIN ADVANCES..........................................30
         2.24     RELATED PARTIES...........................................30
         2.25     LICENSES AND PERMITS......................................31

         2.26     PROPRIETARY RIGHTS........................................31
         2.27     LABOR.....................................................32
         2.28     COMPLIANCE WITH LAW.......................................32
         2.29     LITIGATION................................................33
         2.30     NO CONFLICT...............................................34
         2.31     COPIES OF CERTAIN DOCUMENTS...............................34
         2.32     UNDERLYING DOCUMENTS......................................34
         2.33     BUSINESS OF THE COMPANY...................................34
         2.34     BROKERS OR FINDERS........................................35
         2.35     DISCLOSURE OF MATERIAL FACTS..............................35
         2.36     FINANCIAL CONDITION.......................................35
         2.37     EMPLOYEES.................................................36

ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF PURCHASER........................36
         3.01     ORGANIZATION..............................................36
         3.02     VALIDITY OF AGREEMENT.....................................36
         3.03     NO CONFLICT...............................................37
         3.04     BROKERS OR FINDERS........................................37
         3.05     BOARD ACTION..............................................37

ARTICLE IV

         COVENANTS..........................................................37
         4.01     CONDUCT OF BUSINESS.......................................37
         4.02     NEGATIVE COVENANTS........................................38
         4.03     PRESERVATION OF BUSINESS..................................38
         4.04     UPDATING OF SCHEDULES.....................................38
         4.05     ACCESS TO INFORMATION.....................................39
         4.06     FULFILLMENT OF CONDITIONS AND COVENANTS...................39
         4.07     PRESS RELEASES............................................39
         4.08     THIRD PARTY CONSENTS......................................39
         4.09     CERTAIN NOTIFICATIONS.....................................40
         4.10     ANTITRUST MATTERS.........................................41
         4.11     EMPLOYEE BENEFITS.........................................41
         4.12     POST-CLOSING INFORMATION..................................43
         4.13     ADMINISTRATION OF ACCOUNTS................................44
         4.14     ASSUMPTION OF QUALIFICATION...............................44

ARTICLE V

         CONDITIONS TO OBLIGATIONS OF SELLERS...............................44
         5.01     PERFORMANCE...............................................44
         5.02     REPRESENTATIONS AND WARRANTIES............................45
         5.03     LEGAL OPINION.............................................45
         5.04     OFFICERS' CERTIFICATE.....................................45

ARTICLE VI

         CONDITIONS TO OBLIGATIONS OF PURCHASER.............................45
         6.01     PERFORMANCE...............................................45
         6.02     REPRESENTATIONS AND WARRANTIES............................45
         6.03     MATERIAL ADVERSE EFFECT...................................46
         6.04     LEGAL OPINION.............................................46
         6.05     THIRD PARTY CONSENTS......................................46
         6.06     DELIVERY OF BUSINESS RECORDS..............................46
         6.07     EMPLOYMENT OF NEW HIRES...................................47
         6.08     TERMINATION OF CONTRACTUAL ARRANGEMENTS...................47
         6.09     OFFICERS' CERTIFICATES....................................47
         6.10     RESERVED..................................................47
         6.11     ADDITIONAL DOCUMENTS......................................47
         6.12     ENVIRONMENTAL.............................................47

ARTICLE VII

         CONDITIONS TO OBLIGATIONS OF EACH OF THE PARTIES...................47
         7.01     NO PROCEEDINGS............................................47
         7.02     HART-SCOTT-RODINO ACT.....................................48
         7.03     SERVICING PURCHASE AGREEMENT..............................48
         7.04     TRANSITION SERVICES AGREEMENT.............................48

ARTICLE VIII

         TERMINATION OF AGREEMENT...........................................48
         8.01     TERMINATION...............................................48
         8.02     EFFECT OF TERMINATION.....................................49


ARTICLE IX

         INDEMNIFICATION....................................................49
         9.01     INDEMNIFIABLE CLAIMS......................................49
         9.02     NOTICE OF CLAIM...........................................51
         9.03     RIGHT OF OFFSET...........................................53
         9.04     SURVIVAL..................................................53
         9.05     TAX INDEMNIFICATION PAYMENTS..............................54
         9.06     LIMITATION ON INDEMNITY...................................55

ARTICLE X

         MISCELLANEOUS......................................................56
         10.01    NOTICES...................................................56
         10.02    ENTIRE AGREEMENT..........................................57
         10.03    WAIVERS AND AMENDMENTS....................................57
         10.04    CONFIDENTIALITY...........................................57
         10.05    EXPENSES..................................................58
         10.06    FURTHER ACTIONS...........................................58
         10.07    SURVIVAL..................................................58
         10.08    GOVERNING LAW.............................................58
         10.09    ASSIGNMENT................................................58
         10.10    VARIATIONS IN PRONOUNS....................................58
         10.11    COUNTERPARTS..............................................58
         10.12    SCHEDULES.................................................58
         10.13    HEADINGS..................................................59
         10.14    EXCLUSIVITY...............................................59
         10.15    CONFIDENTIALITY AND NONCOMPETITION........................59
         10.16    SEVERABILITY..............................................62
         10.17    NO THIRD PARTY BENEFICIARIES..............................62
         10.18    REMEDIES EXCLUSIVE........................................62
         10.19    EQUITABLE REMEDIES........................................62
         10.20    JOINT PREPARATION.........................................62
         10.21    ATTORNEYS' FEES...........................................62

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of December 10, 1998, by and among CAPSTEAD INC., a Delaware corporation (the "Company"), CAPSTEAD HOLDINGS, INC., a Delaware corporation ("Holdings" and, together with the Company, the "Sellers"), and CAPSTEAD MORTGAGE CORPORATION, a Maryland corporation ("CMC" and, together with Holdings and the Company, collectively the "Capstead Companies" and each individually a "Capstead Company"), and HOMECOMINGS FINANCIAL NETWORK, INC., a Delaware corporation ("Purchaser").

                                    RECITALS

     A. The authorized capital stock of the Company consists solely of 20,000 shares of common stock, par value $0.01 per share, of which 13,252 shares (the "Shares") are issued and outstanding (exclusive of any treasury shares). All of the Shares are owned by Holdings.

     B. The Company is in the business of servicing and originating residential mortgage loans and is the primary operator of the Business.

     C. The parties believe that it is in their respective best interests for Purchaser to acquire the Business by purchasing the Purchased Assets subject to the Assumed Obligations (each as defined herein), subject to the terms and conditions set forth in this Agreement.

     D. The Company is entering into an asset purchase and sale agreement with GMAC Mortgage Corporation ("GMACMC") for the sale of all or substantially all of the Company's mortgage servicing rights and certain related assets and liabilities (as set forth therein), a copy of which is attached hereto as
Exhibit I (the "Servicing Purchase Agreement").

     E. For purposes of this Agreement, capitalized terms used herein and not otherwise expressly defined herein shall have the respective meanings specified or referred to in Appendix I attached hereto.

     THEREFORE, the parties agree as follows:

                                    ARTICLE I

                                SALE AND PURCHASE

     1.01 PURCHASE BY PURCHASER. Subject to the terms and conditions set forth in this Agreement, other than Excluded Assets (as defined in Section 1.02 below), Purchaser agrees to purchase from the Sellers, and the Sellers agree to sell, transfer and convey to Purchaser, at the Closing (as defined below) all of the Sellers' right, title and interest in and to the Business and all the properties, assets and rights of whatever kind and description, tangible or intangible, real, personal or mixed, and wherever located, which are used or held for use in, related to, or associated with, directly or indirectly (in whole or in part), the Sellers' operation of the Business, including, without limitation, all of Sellers' good will with respect to the Business, and all of the following assets (collectively, the "Purchased Assets"):

          (a) All leases of real property occupied by the Sellers in connection with the Business as specified on Schedule 1.01(a) (collectively, the "Real Property Leases");

          (b) All office supplies used in connection with the Business;

          (c) All machinery, equipment (including, without limitation, computer equipment, telephonic systems and other communication and information systems), fixtures and office furniture, vehicles and other tangible personal property owned or leased by the Sellers and used or held for use in, related to, or associated with, directly or indirectly (in whole or in part), the Sellers' operation of the Business (collectively, the "Equipment");

          (d) All books of account, records, files, invoices, customer lists, supplier lists and other data used or held for use in, related to, or associated with, directly or indirectly (in whole or in part), the Sellers' operation of the Business;

          (e) All rights under, and interest in, the Contracts listed on
Schedule 1.01(e) including, without limitation, the Capstead Inc. Retention Incentive Plan dated as of September 24, 1998, and the Severance Benefits Agreement dated as of September 25, 1998 between the Company and Christopher T. Gilson (the "Employment Agreements") (collectively, including any and all amendments and supplements disclosed on such Schedule, the "Assumed Contracts");

          (f) All right, title and interest with respect to all Assumed Obligations (as defined in Section 1.03) (including, without limitation, refunds, claims thereto, security deposits, and any other claims thereunder);



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          (g) All sales literature, promotional literature and other selling material used or held for use in, related to, or associated with, directly or indirectly (in whole or in part), the Sellers' operation of the Business;

          (h) All intellectual property, including, without limitation, patents, patent applications and patent rights to inventions, if any, owned, in-house developed or licensed software (including, without limitation, all software listed in Schedule 1.01(h)), customized modifications to software including modifications to the servicing or default management software system (including, without limitation, modifications to LSAMS), trademarks, trade names, service marks and applications therefor, copyrights, registrations and applications therefor, processes, products, apparatus, trade secrets and know-how used or held for use in, related to, or associated with, directly or indirectly (in whole or in part), the Sellers' operation of the Business; provided, however, that Purchaser acknowledges and agrees that it shall not purchase hereby or otherwise gain any interest in any rights to the "Capstead" name or trademark, except as permitted in the Transition Services Agreement (as defined in Section 7.04);

          (i) All government and other permits, licenses, approvals, certificates of inspection, filings, franchises and other authorizations pertaining to the Business or the Sellers' operation of the Business, which are assignable to Purchaser, except as set forth on Schedule 1.01(i);

          (j) All accounts receivable and prepaid expenses related to, or associated with, directly or indirectly (in whole or in part), the operation of the Business;

          (k) All pending applications for residential mortgage loans; and

          (l) All other property and rights, tangible and intangible, real, personal or mixed, including, without limitation, Confidential Information, which are used or held for use in, related to, or associated with, directly or indirectly (in whole or in part), the Sellers' operation of the Business, wherever located and regardless of whether (1) reflected on the Sellers' books and records, or (2) enumerated in clauses (a) through (k), above, or on the Schedules referred to in clauses (a) through (k), above.

     1.02 EXCLUDED ASSETS. Anything herein to the contrary notwithstanding, the Sellers are not selling to Purchaser, and Purchaser is not purchasing, any asset sold to GMACMC pursuant to the Servicing Purchase Agreement or any of the assets listed on Schedule 1.02 (the "Excluded Assets"). Purchaser may, at any time prior to the commencement of the fifth calendar day before the Closing Date (but excluding for the purpose of counting such number of calendar days the calendar day on which the Closing occurs), at Purchaser's sole discretion, revise and deliver to Sellers Schedule 1.02 to add to such Schedule any other assets which would have been included in the Purchased Assets but for the Purchaser's determination that it is not in Purchaser's best interest to purchase such asset; provided, however, that such five-day notice limitation shall not apply with respect to (i) any assets disclosed or modified in a Permitted Supplement to the Schedules delivered by the Sellers to Purchaser during such five-day period, or (ii) if the Closing for any reason occurs prior to the Scheduled Closing Date, any assets disclosed or modified on a Permitted Supplement (as defined in Section 4.04) to the Schedules delivered by Sellers to Buyer at any time prior to such Closing Date. Purchaser shall not be obligated to purchase or assume, and shall not purchase or assume, any of such assets that are added to
Schedule 1.02 by Purchaser before the Closing Date as permitted by the immediately preceding sentence, and all of such assets shall be considered Excluded Assets hereunder and shall not be considered Purchased Assets hereunder for any purpose whatsoever. The revision of Schedule 1.02 pursuant to this
Section 1.02 shall not result in any adjustment (as contemplated by Section 1.05(e)) to the Purchase Price (as defined in Section 1.05(a) below).

     1.03 ASSUMED OBLIGATIONS. Upon the sale and purchase of the Purchased Assets, Purchaser shall assume and agree to pay or discharge when due in accordance with their respective terms, all Liabilities and obligations of each Seller pursuant to the Assumed Contracts to the extent they are accrued and outstanding at the time of the Closing (subject to Section 1.05(d)) or become due on or after the Closing (the "Assumed Obligations"). Except for the Assumed Obligations, Purchaser shall not assume, become responsible for, or incur, any Liability or Contract of any Capstead Company of any nature whatsoever, whether known or unknown, contingent or otherwise (the "Retained Liabilities"), including, without limitation, the Retained Liabilities listed on Schedule 1.03. Each of the Capstead Companies shall continue to be liable for and shall appropriately discharge its respective obligations with respect to the Retained Liabilities and any other obligations which are not Assumed Obligations.

     Without limiting the foregoing, in no event shall Purchaser assume, or otherwise be liable in any respect whatsoever with respect to the following Retained Liabilities:

               (i) any Liabilities incurred by any of the Capstead Companies in connection with this Agreement and the transactions provided for herein, including, without limitation, attorneys' and accountants' fees, and expenses pertaining to the performance by any of the Capstead Companies of their obligations hereunder;

               (ii) except as otherwise set forth in Section 2.20(b)(iii) or
     Section 9.05(b)(ii), any Taxes of the Capstead Companies (whether relating to periods before or after the transactions contemplated in this Agreement or incurred by any Capstead Company in connection with this Agreement and the transactions provided for herein), including, without limitation, any Liability for Taxes arising out of the inclusion of any

     Capstead Company in any group filing consolidated, combined or unitary tax returns or arising out of any transferee Liability;

               (iii) any Liabilities of any Capstead Company to its dissenting shareholders, if any, under any applicable law;

               (iv) any Liabilities of any Capstead Company with respect to any options, warrants, agreements or convertible or other rights to acquire any shares of its capital stock of any class;

               (v) any Liabilities of any Capstead Company in connection with or relating to all Proceedings, assessments and judgments, costs, losses, Liabilities, damages, deficiencies and expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, attorneys' and accountants' fees and out-of-pocket expenses and all amounts paid in investigation, defense or settlement of any of the foregoing; and

               (vi) any Liabilities of any Capstead Company with respect to or arising out of the Capstead Litigation.

The assumption of the Assumed Obligations by Purchaser hereunder shall not enlarge any rights of third parties under Contracts with Purchaser or any Capstead Company, and nothing herein shall prevent any party from contesting in good faith with any third party any of said Liabilities.

     1.04 CLOSING.

          (a) The sale and purchase of the Purchased Assets and the assumption of the Assumed Obligations (the "Closing") shall occur at the offices of Andrews & Kurth L.L.P., 1717 Main Street, Suite 3700, Dallas, Texas at 10:00 AM, Dallas time, on the date which is three Business Days following the later of (i) the date of expiration or termination of any waiting period or extension thereof which may be applicable to the purchase of the Business contemplated under this Agreement pursuant to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), or (ii) the date on which all other conditions set forth herein have been fulfilled or waived, but in no event sooner than December 31, 1998 (herein, the "Scheduled Closing Date"), or at such other place or such other date and time as may be mutually agreed to by the parties in accordance with this Agreement (the date of the Closing being the "Closing Date").

          (b)  On the Closing Date, the following actions shall be taken:

               (i) Purchaser shall pay the Closing Payment (as defined in Section 1.05(b)) by wire transfer, payable to the Sellers or their agent in immediately available funds to an account designated to Purchaser by the Sellers in writing as set forth in Schedule 1.04(b) (and Sellers shall allocate the Closing Payment, and all other payments made by the Purchaser jointly to Sellers hereunder, in a manner consistent with Section 2.20(b)(iv));

               (ii) The Purchaser shall deposit the Escrowed Payment with the Escrow Agent (each as defined in Section 1.05(c));

               (iii) The Sellers shall deliver, or caused to be delivered to Purchaser (or otherwise surrender possession to Purchaser of), all of the Purchased Assets, together with executed Consents, assignments, including, without limitation, assignments of the Real Property Leases and related estoppel certificates, full warranty bills of sale, warranty deeds and other instruments of conveyance in form and substance reasonably satisfactory to Purchaser, sufficient to convey to Purchaser good and valid title to such Purchased Assets, free and clear of all Liens;

               (iv) The Sellers and Purchaser shall execute and deliver such bills of sale, assignments and assignment and assumption agreements as are appropriate to transfer the Purchased Assets and the Assumed Obligations to Purchaser; and

               (v) Each party shall execute and deliver such other documents or certificates required under this Agreement or reasonably requested by the other parties to further evidence the consummation of the transactions contemplated under this Agreement.

     1.05 PURCHASE PRICE.

          (a) The aggregate purchase price (the "Purchase Price"), subject to adjustment pursuant to subparagraph (e) below, shall be an amount equal to the sum of (i) the Closing Payment (as defined below), (ii) the Pipeline Loan Payment (as defined below) and (iii) the Escrowed Payment (as defined below).

          (b) (i) The portion of the Purchase Price payable to the Sellers at the Closing shall be $42,673,855, as calculated in Schedule 1.05(b) (the "Closing Payment"); and

               (ii) the value of the Pipeline Loans as of the Closing Date ("Pipeline Loan Valuation Amount") shall be determined and paid as provided in
Section 1.05(f) hereto.



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


          (c) The portion of the Purchase Price payable to First Union National Bank (the "Escrow Agent") at the Closing shall be $1,500,000 (the "Escrowed Payment").

          (d) All operating expenses and fees applicable to the Assumed Contracts accrued or prepaid prior to the Closing Date, including, without limitation, rents, license fees, utility payments, personal property taxes, and any annual operation assessments (e.g., common area maintenance) relating to the Purchased Assets, shall be equitably prorated between the parties to the extent not otherwise provided for purposes of the September 30 Listing (as defined below). Such payment shall be made by Purchaser to Sellers, or by Sellers to Purchaser, as the case may be, within ninety (90) days following the Closing based on a schedule prepared by Purchaser and Sellers in good faith promptly after the Closing.

          (e) Within ninety (90) calendar days following the Closing Date, Purchaser shall deliver to Sellers true and complete copies of an acquisition audit of the Purchased Assets and Assumed Obligations as of the Closing Date (the "Carve Out Audit"). The Carve Out Audit shall be prepared by PricewaterhouseCoopers LLP (which preparation shall be paid for by Purchaser), in a form substantially comparable to Exhibit II hereto, which lists, and sets forth values as of September 30, 1998 for, the Purchased Assets and Assumed Obligations (the "September 30 Listing") and is prepared in accordance with generally accepted accounting principles, applied on a consistent basis with prior periods ("GAAP").

     The "Adjustment Amount" (which may be a positive or negative number) shall be calculated based on the Carve Out Audit and shall be an amount equal to (a) the amount of any net increase or decrease in the book value of the Purchased Assets and Assumed Obligations, minus (b) the amount of any increase in the Purchased Assets attributable to the items listed on Schedule 1.05(e) hereto, each for the period between September 30, 1998 and the Closing Date. For purposes of determining the Adjustment Amount, the September 30, 1998 value of the assets and Liabilities of the Business will be the values set forth in the September 30 Listing, and the Closing Date values of the assets and Liabilities will be the values set forth in the Carve Out Audit.

     The Adjustment Amount shall be calculated by Purchaser, and Purchaser shall notify the Sellers of the Adjustment Amount, within 14 calendar days of the delivery of the Carve Out Audit to Purchaser. Subject to the following paragraph, the Sellers shall have a period of 14 calendar days from the date of notification to review the Adjustment Amount as determined by Purchaser. If the Sellers agree with Purchaser as to the Adjustment Amount, then on the Business Day immediately following the end of such 14-calendar day period (i) if the Adjustment Amount is positive, Purchaser shall remit by wire transfer to the Sellers (or their successors) the Adjustment Amount, and (ii) if the Adjustment Amount is negative, at the option of the Purchaser, (A) the Sellers shall remit to Purchaser by wire transfer the Adjustment Amount, or (B) the Purchaser shall be entitled to claim against the funds held pursuant to the Escrow Agreement up to the Adjustment Amount (to the extent that such funds are sufficient to satisfy such obligation, with the Sellers being responsible to pay any deficiency within the timeframe contemplated by this
Section 1.05(e)).

     If the Sellers do not agree with the Adjustment Amount calculated by the Purchaser, the Sellers shall deliver to Purchaser, within 14 calendar days following notification of the Sellers by Purchaser of the Adjustment Amount, written notice containing specific objections (prepared in good faith) to the Adjustment Amount as determined by Purchaser as well as the amount of the Adjustment Amount as estimated by Sellers based upon such specific objections. To the extent that there is no dispute as to any portion of the Adjustment Amount, Purchaser or Sellers shall follow the provisions of the immediately preceding paragraph with respect to such undisputed portion. Once the Sellers give such notice of objection, a 10-day period shall commence whereby the parties hereto agree to work to resolve such dispute. After such 10- day period, any issues still in dispute will be submitted to KPMG Peat Marwick, certified public accountants (the "Accountants"), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties, each of whom shall also have the right to enter a judgment upon the determination in any court having jurisdiction; and (iii) Purchaser and Sellers will each bear 50% of the fees of the Accountants for such determination.

     No interest will be due on any Adjustment Amount paid in accordance with the provisions hereof; provided, however, that interest shall accrue daily at the Prime Rate published in the Wall Street Journal as of the first date of the interest period for any period following the date on which the payment of the Adjustment Amount is required to be made (which, with respect to disputed amounts submitted to the Accountants, shall be the date following the date of resolution by the Accountants).

          (f) Within forty-five (45) calendar days following the Closing Date, Purchaser shall deliver to Sellers true and complete copies of its determination of the Pipeline Loan Valuation Amount as of the Closing Date. The Pipeline Loan Valuation Amount shall be prepared by Purchaser in a manner consistent with the requirements of Schedule 1.05(f).

     Subject to the following paragraph, the Sellers shall have a period of fourteen (14) calendar days from the date of notification to review the Pipeline Loan Valuation Amount as determined by Purchaser. As soon as the Sellers agree with Purchaser as to the Pipeline Loan Valuation Amount (in whole or part), then on the Business Day immediately following such



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


agreement Purchaser shall remit by wire transfer to the Sellers (or their successors) the agreed portion of the Pipeline Loan Valuation Amount.

     If the Sellers do not agree with the Pipeline Loan Valuation Amount calculated by the Purchaser, the Sellers shall deliver to Purchaser, within 14 calendar days following notification of the Sellers by Purchaser of the Pipeline Loan Valuation Amount, written notice containing specific objections (prepared in good faith) to the Pipeline Loan Valuation Amount as determined by Purchaser as well as the amount of the Pipeline Loan Valuation Amount as estimated by Sellers based upon such specific objections. To the extent that there is no dispute as to any portion of the Pipeline Loan Valuation Amount, Purchaser shall follow the provisions of the immediately preceding paragraph with respect to such undisputed portion. Once the Sellers give such notice of objection, a 10-day period shall commence whereby the parties hereto agree to work to resolve such dispute. After such 10-day period, any issues still in dispute will be submitted to the Accountants for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to all parties by the Accountants, will be binding and conclusive on the parties, each of whom shall also have the right to enter a judgment upon the determination in any court having jurisdiction; and (iii) Purchaser and Sellers will each bear 50% of the fees of the Accountants for such determination.

     No interest will be due on any Pipeline Loan Valuation Amount paid in accordance with the provisions hereof; provided, however, that interest shall accrue daily at the Prime Rate published in the Wall Street Journal as of the first date of the interest period for any period following the date on which the payment of the Pipeline Loan Valuation Amount is required to be made (which, with respect to disputed amounts submitted to the Accountants, shall be the date following the date of resolution by the Accountants).

     1.06 ESCROWED PAYMENT. The Escrowed Payment will be administered in accordance with the provisions of an escrow agreement (the "Escrow Agreement") substantially in the form attached as Exhibit III hereto.

                                   ARTICLE II

            REPRESENTATIONS AND WARRANTIES OF THE CAPSTEAD COMPANIES

     Each of the Capstead Companies, jointly and severally, represent and warrant to Purchaser, as of the date hereof and hereafter through the Closing Date, as follows:

     2.01 ORGANIZATION. Each of the Company and Holdings is a corporation duly organized, validly existing and in good standing under the laws of Delaware. CMC is a corporation duly organized, validly existing and in good standing under the laws of Maryland. Each Seller has all requisite corporate power and authority to own, lease and operate its properties and assets in the manner in which such properties and assets are now owned, leased and operated and to carry on the business in which it is now engaged. Prior to the date hereof, each of the Sellers has delivered or made available to Purchaser true and complete copies of its Certificate of Incorporation and its by-laws, as currently in effect.

     2.02 SUBSIDIARIES OF THE COMPANY. The Company does not own any equity interest, directly or indirectly, in any corporation, partnership, joint venture, firm or other Person.

     2.03 GOOD STANDING. Each of the Sellers is qualified to transact business and is in good standing as a foreign corporation in each state or jurisdiction in which it is required to be so qualified. Schedule 2.03 sets forth the states in which each of the Sellers is qualified. There is no other jurisdiction in which the ownership, leasing, licensing or use of property or assets by each of the Sellers or the conduct of their respective businesses makes such qualification necessary, and where the failure to be so qualified would have a Material Adverse Effect with respect to the Sellers or the Business.

     2.04 VALIDITY OF AGREEMENT.

          (a) Each Capstead Company has full power and authority to execute and deliver this Agreement and all of the other Contracts and documents referred to herein, executed in connection herewith or contemplated hereby to which such Capstead Company is a party (all other Contracts and documents referred to herein, executed in connection herewith or contemplated hereby, including, without limitation, the Servicing Purchase Agreement, are herein referred to collectively as the "Related Agreements") and this Agreement constitutes, and the Related Agreements, when executed and delivered, will constitute, the legal, valid and binding obligations of each Capstead Company which is a party thereto, enforceable against each of them in accordance with their respective terms. Each Capstead Company's execution and delivery of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the board of directors (and, if necessary, stockholders) of such Capstead Company and any other vote or corporate Consent necessary for due authorization and, except as set forth in Schedule 2.04, such execution and delivery, and the consummation of such transactions, does not require the Consent of any other Person other than such as may be required under the HSR Act.

          (b) Each Capstead Company has the right and power to execute this Agreement and each Related Agreement to which it is a party, and each Seller has the right and power to sell, transfer and assign the Purchased Assets being sold, transferred or assigned by it pursuant to this Agreement or such Related Agreement.

     2.05 CAPITALIZATION.

          (a) None of the Company's capital stock has been issued in violation of any federal or state law. The authorized capital stock of the Company consists of 20,000 shares of common stock, $0.01 par value, of which 13,252 shares are duly and validly issued, outstanding, fully paid and non-assessable (excluding treasury shares) and of which 6,748 shares are authorized but unissued.

          (b) Each Share and each outstanding share of capital stock of each of the Sellers is validly authorized and issued, fully paid, nonassessable and free of preemptive rights.

          (c) Holdings owns of record and beneficially all of the Shares as set forth in Recital A and Section 2.05(a) of this Agreement free and clear of any Lien, including, without limitation, any Contracts or other rights of any character whatsoever granted to any Person.

          (d) The authorized capital stock of Holdings consists of (i) 100,000 shares of Class A Common Stock, $0.01 par value, (ii) 100,000 shares of Class B Common Stock, $0.01 par value, and (iii) 100,000 shares of Class A Preferred Stock, $0.01 par value. CMC owns of record and beneficially 18,857 shares of the Class A Preferred Stock of Holdings; approximately 265 shares of Class A Common Stock of Holdings are held by approximately 27 individuals. Such shares of Class A Common Stock outstanding may change only due to repurchases of such stock by Holdings in the event of termination of employment of such individuals. No other shares of Holdings are outstanding, and no shares of the Class B Common Stock of Holdings have been issued.

     2.06 OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Except as set forth on
Schedule 2.06 to this Agreement, the Company does not have any commitment or obligation, either firm or conditional, to issue, deliver or sell, under any offer, subscription, stock option Contract, stock bonus Contract, stock purchase plan, incentive compensation plan, warrant, call, conversion right or otherwise, any shares of its capital stock or other securities. No

Capstead Company has any commitment or obligation, either firm or conditional, to issue, deliver or sell, under any offer, subscription, stock option Contract, stock bonus Contract, stock purchase plan, warrant, call, conversion right or otherwise, with respect to any of the Shares, except as specifically described in Section 4.11. There are no voting agreements, trusts, proxies or other Contracts or instruments with respect to the voting of the Company's capital stock to which any Capstead Company is a party. There are no other equity securities of any class of the Company issued, reserved for issuance or outstanding.

     2.07 FINANCIAL STATEMENTS.

          (a) Attached hereto as Appendix II is a true and complete copy of audited financial statements of the Company for the years ended December 31, 1997 and 1996 (the "Year End Financial Statements"). The Year End Financial Statements include audited balance sheets of the Company as of December 31, 1997 and 1996 (and notes thereto) (such 1997 balance sheet being termed the "1997 Balance Sheet"), together with related statements of operations, changes in stockholder's equity and cash flows of the Company (and notes thereto) for each of such periods and together with the report thereon of Ernst & Young LLP, certified independent public accountants. The Year End Financial Statements fairly present in accordance with GAAP the financial position and the results of operations of the Company for the periods therein identified.

          (b) Attached hereto as Appendix III is a true and complete copy of unaudited financial statements of the Company for the nine months ended September 30, 1998 (the "1998 Financial Statements"). The 1998 Financial Statements include an unaudited balance sheet of the Company as of September 30, 1998 (the "1998 Balance Sheet"). The 1998 Financial Statements fairly present in accordance with GAAP the financial position and the results of operations of the Company for the period therein identified.

          (c) Promptly following the end of each calendar month after the date of execution and delivery of this Agreement which is completed prior to the Closing Date, the Sellers shall deliver to Purchaser the "Month End Management Report" prepared by the Company with respect to such month (the first of which shall in any event cover each calendar month completed since September 30, 1998) in the ordinary and usual course of business consistent with past practices, which report shall include (i) a balance sheet of the Company as of the end of such month prepared in a manner consistent with, and in a format comparable to, the 1998 Balance Sheet (a "Monthly Balance Sheet"), and (ii) a report of the results of operations for such month (the "Monthly Operations Report").

          (d) Each of the Monthly Balance Sheets contained or to be contained in the Month End Management Reports presents (or will present) fairly in accordance with GAAP, the financial condition, assets, Liabilities and stockholder's equity of the Company as of its date; results of operations contained or to be contained in the Month End Management Report presents (or will present) fairly in accordance with GAAP, the financial condition and the results of operations of the Company for the periods therein identified. The financial statements referred to in Section 2.07 (including, without limitation, those contained or to be contained in the Month End Management Reports), including all notations and schedules thereto, have been (or will be) prepared in accordance with GAAP, subject, in the case of interim unaudited financial statements, to normal recurring year-end adjustments other than those which have a year-to-date impact, and the absence of notes; the financial statements referred to in this Section 2.07 (including, without limitation, those contained or to be contained in the Month End Management Reports) reflect the consistent application of GAAP throughout the periods involved and are (or will be) in accordance with the books and records of the Company, which books and records are true and complete in all material respects.

          (e) At the dates of the aforementioned balance sheets, to the Knowledge of each Capstead Company, except as set forth in Schedule 2.07(e), the Company did not have (nor will have with respect to such balance sheets dated subsequent to the date hereof) any Liabilities of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, whether related to the Business or otherwise, and whether or not required to be disclosed on a balance sheet prepared in conformity with GAAP, not fully or properly reflected or reserved against in such balance sheets, or in any notes thereto.

     2.08 SUBSEQUENT EVENTS. Except as otherwise described in the attached
Schedule 2.08 or consented to in writing by Purchaser:

          (a) Since December 31, 1997, the Business has not been in default in any material respect of any Contract, suffered the revocation of any license or right to do business, total or partial termination, suspension, or adverse modification of any Contracts, or been the subject of any restriction, regulation, investigation or inquiry by any Governmental Body.

          (b) Since September 30, 1998, there has been no Material Adverse Effect with respect to the Business.

          (c) Since September 30, 1998, neither the Company nor Holdings has issued, or authorized for issuance, any equity security, bond, note or other security of the Company, and neither the Company nor Holdings has granted, or entered into, any Contract to issue or sell any such equity security, bond, note or other security of the Company, whether pursuant to any offer, underwriting Contract, stock option Contract, stock bonus Contract, stock purchase plan, incentive compensation plan, warrant, call, conversion right or otherwise.

          (d) Since September 30, 1998, the Business has not incurred additional debt for borrowed money, or, to the Knowledge of each Capstead Company, incurred any other obligation or Liability (fixed, contingent or otherwise), except in the ordinary and usual course of its business and consistent with past practices.

          (e) Since September 30, 1998, the Capstead Companies have not paid or prepaid any obligation or Liability (fixed, contingent or otherwise), or discharged or satisfied any Lien, or settled any Liability, claim, dispute, or Proceeding, relating to the Business, except for current Liabilities included in the September 30 Listing and current Liabilities incurred since that date in the ordinary and usual course of business of the Business.

          (f) Except as contemplated by the Servicing Purchase Agreement, since September 30, 1998, the Sellers have not mortgaged, pledged or otherwise encumbered or subjected to a Lien any of the assets or properties of the Business, tangible or intangible, including, without limitation, servicing rights, except for Liens for current Taxes which are not yet due and payable and Permitted Liens arising out of the ordinary and usual course of business.

          (g) Except as contemplated by the Servicing Purchase Agreement, since September 30, 1998, none of the Sellers has sold, leased or otherwise disposed of any asset or property, tangible or intangible, relating to the Business, including, without limitation, any mortgage loans or mortgage servicing rights, except in the ordinary and usual course of business, and in each case for consideration at least equal to the fair value of such asset or property, nor have any of the Sellers leased or licensed to others (including, without limitation, officers and directors) any asset or property, or discontinued any product or service line, or the sale or other disposition of any of its products or services.

          (h) Since September 30, 1998, the Company has not purchased or otherwise acquired any debt securities or equity securities of any Person other than in connection with ordinary hedging activities and not for investment purposes.

          (i) Since September 30, 1998, except for individual expenditures and commitments made in the ordinary and usual course of business and involving amounts not exceeding $10,000 individually, the Business has not made any expenditure for the purchase, acquisition, construction or improvement of a capital asset; the aggregate amount of all such expenditures and commitments made in the ordinary and usual course of business has not exceeded $100,000 in the aggregate.

          (j) Since September 30, 1998, the Capstead Companies have not entered into any transaction or Contract with respect to the Business, except in the ordinary and usual course of business and not involving an amount in any case in excess of $25,000, and the Business has not waived any right, canceled any debts or claims, or voluntarily suffered any losses, in each case of a value of more than $25,000.

          (k) Since December 31, 1997, the Capstead Companies have not sold, assigned, transferred or conveyed any Proprietary Right (as defined in Section
2.26 of this Agreement) with respect to the Business.

          (l) Since December 31, 1997, the Company has not effected any amendment or supplement to, or extension of, any employee profit-sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement other than as set forth in the Employment Agreements.

          (m) Since December 31, 1997, the Company has not paid to or for the benefit of any of its directors, officers, employees or shareholders any compensation of any kind other than wages, salaries, bonuses, dividends and benefits, other than as set forth in the Employment Agreements.

          (n) Since December 31, 1997, none of the Sellers has effected any change in its directors or executive management (e.g., Senior Vice President and more senior officers).

          (o) Since September 30, 1998, none of the Sellers has effected any amendment or modification to its charter documents, by-laws or other governing documents.

          (p) Since December 31, 1997, the Business has not experienced any material problems in employee relations, including, without limitation, strikes, shutdowns, slowdowns, work stoppages or threats thereof.

          (q) Since December 31, 1997, none of the Sellers has made any change in accounting methods or principles used for financial reporting purposes, except as required by a change in GAAP and concurred with by its independent public accountants.

          (r) To the Knowledge of each Capstead Company, since December 31, 1997, there have been no instances of fraud involving management or employees of the Company in respect to the Business.

          (s) Since December 31, 1997, the Business has otherwise been conducted in the ordinary and usual course.

          (t) To the extent a representation or warranty has been made by a Seller in this Section 2.08, such Seller has not entered into any Contract to take any action described in this Section 2.08.

          (u) Since December 31, 1997, through the date of this Agreement, there have been no resignations of key employees with respect to the Business.

     2.09 CONTRACTS.

          (a) The attached Schedule 2.09 constitutes a true and complete list (subject, in the case of clauses (i), (xi) and (xiv) below, to the dollar amount indicated therein, and in the case of clause (xviii) the time limitations indicated therein) of each Contract to which any Capstead Company is a party or by which any Capstead Company is bound in any respect and, in each case, which relates to the Business (except for any Contract described in Section 2.20, 2.21 or 2.24 hereof or any Contract referenced in Section 1.8 of the Servicing Purchase Agreement or the Schedules thereto or any forward delivery Contracts with FNMA and FHLMC (as hereinafter defined)), including, without limitation, any and all:

               (i) Contracts for the disposition, by sale, lease or otherwise, of Equipment, goods, materials, research and development, supplies, studies or capital assets, or for the performance of services (other than mortgage loan servicing), in any case involving more than $100,000 each, except that such limitation as to dollar amounts shall not apply as to any Contracts covered by Section 2.26 of this Agreement;

               (ii) Contracts for the disposition, by sale, lease or otherwise, of mortgage loans, or mortgage servicing, or for the performance of mortgage servicing under any pooling and/or servicing Contracts;

               (iii) Contracts for the joint performance of work or services, and all other joint venture, partnership or other similar Contracts, including, without limitation, any sub-servicing Contracts or mortgage origination Contracts;

               (iv) management or employment Contracts, consulting Contracts, collective bargaining Contracts or other Contracts with any labor union, or termination and severance Contracts;

               (v) notes, mortgages, deeds of trust, loan Contracts, security Contracts, guarantees, debentures, indentures, credit Contracts, warehousing Contracts, repurchase Contracts and other evidences of indebtedness as to which any Capstead Company is an obligor other than endorsements for collection or deposit in the ordinary and usual course of business;

               (vi) pension, retirement, profit-sharing, deferred compensation, bonus, incentive, life insurance, hospitalization, or other employee benefit plans or arrangements (including, without limitation, any Contracts with trustees, insurance companies or others relating to any such employee benefit plan or arrangement);

               (vii) stock option, stock purchase, warrant, repurchase or other Contract with any employee or officer of the Company relating to any Shares or other equity security of the Company;

               (viii) Contracts with underwriters, agents, brokers or sales representatives;

               (ix) Contracts with any director or officer of any of the Sellers or with any Person affiliated or associated with such a director or officer;

               (x) powers of attorney or similar authorizations granted by any Capstead Company to any third party;

               (xi) licenses, sublicenses, royalty Contracts and any other Contract to which any Capstead Company is a party, or otherwise subject, relating to technical assistance, Proprietary Rights, confidentiality, non-disclosure, non-use or other similar Contracts in any case involving more than $25,000 each;

               (xii) deeds or Contracts relating to real property owned of record or beneficially by any Capstead Company;

               (xiii) leases, whether as lessor or lessee, with respect to (i) individual items of personal property, which are not terminable without material penalty in 30 days and (ii) any real property;

               (xiv) Contracts for the purchase of any Equipment, capital assets or services (other than mortgage loan servicing), except individual service orders made in the ordinary and usual course of business involving less than $25,000 each; provided, however, that if the aggregate of such individual service orders from one party exceeds $100,000, such information shall be included on Schedule 2.09;

               (xv) Contracts for the purchase of any mortgage loan or mortgage loan servicing;

               (xvi) Contracts containing covenants limiting the freedom of any Capstead Company to compete in any line of business or with respect to any particular product or service or with any Person;

               (xvii) requirements Contracts in which any Capstead Company is the purchaser or the seller; and

              (xviii) any material Contract, not of the type covered by or excluded from any of the other items of this Section 2.09, which by its terms is either not to be completely performed by a Capstead Company within 30 days of the date hereof or is not to terminate or is not terminable without penalty to a Capstead Company prior to 30 days from the date hereof.

          (b) Except as set forth in Schedule 2.09 (and except for any Contract referenced in the Servicing Purchase Agreement or the Schedules thereto), the Company is not a party to, nor is it bound by, any Contract which:

              (i) it can reasonably foresee will result in any material loss upon the performance thereof (including, without limitation, any Liability for penalties or damages, whether liquidated, direct, indirect, incidental, or consequential); and

              (ii) is not reflected or adequately reserved against on the Company's 1998 Balance Sheet.

          (c) The Capstead Companies have made available to representatives of Purchaser, for their review and examination, written summaries of all oral Contracts referred to in this Section 2.09 and all of the written Contracts referred to in this Section 2.09, and have provided true and complete copies of all of such written Contracts upon request.

     2.10 NO DEFAULT.

          (a) The Capstead Companies, in each case to the extent involving or relating to the Business, have in all respects performed, or are now performing, the obligations of, and are not in default (and would not by the lapse of time and/or the giving of notice be in default), nor have they received notice of default or notice of termination, in respect of, any Contract binding upon them or their assets or properties (including, without limitation, any Contract described in Section 2.09 hereof). Each of the Contracts or other instruments required to be shown on the Schedules referred to in this Agreement is a legal, binding and enforceable obligation of or against the Sellers. Except as set forth in the attached Schedule 2.10(a), to the Knowledge of the Capstead Companies, no party with whom one or more Sellers has a Contract described in the preceding sentence is in default thereunder or has Breached any terms or provisions thereof. To the Knowledge of each Capstead Company, there are no currently existing facts or circumstances which make a default under, or termination or suspension of, any of the Contracts referred to in this Section
2.10 likely to occur subsequent to the date hereof nor has any third party raised any claim, dispute or controversy with respect to any such Contracts. With respect to any servicing agreement, no Capstead Company has received any notice or other information from an investor that such investor has terminated the applicable servicing agreement or that it intends to do so. All fees and expenses due and owing to any investor under any servicing agreement have been remitted on a timely basis to the applicable investor, with the exception of bona fide disputes as to said amounts.

          (b) Without limiting the scope of the representations and warranties set forth in Section 2.10(a) above, no Capstead Company has received any notice of, or is otherwise aware of facts or circumstances which would form the basis of, any default by the Company with respect to the servicing of any mortgage loan or the performance of the respective obligations of the Company under any Contract relating to mortgage loans owned or serviced by it, and, to the Knowledge of the Capstead Companies, no other party thereto is in default under any such Contract. Without limiting the generality of the foregoing, no Seller has received any notice of default from HUD, FHLMC, FNMA (as such terms are defined in Section 2.14) or any other Governmental Body with respect to the servicing obligations relating to any mortgage loans or other loans serviced by the Company.

     2.11 PROPERTIES. The September 30 Listing reflects all of the assets and properties, real and personal, used by the Sellers in the Business or otherwise held by the Company, except for (a) property acquired or disposed of in the ordinary and usual course of business since the date of such September 30 Listing, (b) property not required under GAAP to be reflected thereon and (c) assets and properties which are subject to transfer pursuant to the Servicing Purchase Agreement. Except as set forth on the attached Schedule 2.11 and except for property disposed of in the ordinary and usual course of business since the date of the September 30 Listing, the Company has good and valid title to all assets and properties included in such September 30 Listing and thereafter acquired, free and clear of any imperfection of title or Lien, of any kind or nature, except for the Lien of current Taxes not yet due and payable. All of the Equipment, software and properties reflected on the September 30 Listing and thereafter acquired are in good operating condition and repair, reasonable wear and tear only excepted, and are free from any material defect; provided, however, that solely with respect to any matter relating to the Year 2000 compliance of any such Equipment, software or properties, reference is made to the representation and warranty set forth in Section 2.26(b), which is the only representation and warranty made herein with respect to any such Equipment, software or properties being Year 2000 Compliant. The attached Schedule 2.11 contains a true and complete list of each item of Equipment and software and other property consisting of personal property and having an original cost in excess of $1,000.

     2.12 REAL PROPERTY. No Capstead Company owns or has an option to purchase any real property which is used or held for use in, related to, or associated with, directly or indirectly (in whole or in part) the Sellers' operation of the Business, including any real estate acquired under mortgage servicing agreements. The attached Schedule 2.12 constitutes a true and complete list of all real property leased, or under option to be leased, by any Seller to the extent it is used or held for use in, related to, or associated with, directly or indirectly (in whole or in part) the Sellers' operation of the Business. All such property leased by each Seller is held under valid and existing leases. Except as set forth on Schedule 2.12, no Seller leases any real or personal property as lessor or sub-lessor. Each Seller enjoys peaceful and undisturbed possession of all property described on Schedule
2.12. The operations of the Sellers on any of such real property, including improvements thereon, do not violate any applicable building code, zoning requirement or classification, or pollution control ordinance or statute relating to the particular property or to such operations, and such non-violation is not dependent, in any instance, on so-called non-conforming use exceptions.

     2.13 ENVIRONMENTAL.

          (a) To the Knowledge of each Capstead Company, no Hazardous Materials (as defined in clause (f) below) have been used, stored or otherwise handled in any manner on, under, in, from or affecting any real property leased, owned or managed by any Capstead Company or in which any Capstead Company has an interest, in each case to the extent it is used or held for use in, related to, or associated with, directly or indirectly (in whole or in part), the Sellers' operation of the Business (any such real property being herein referred to in this Section 2.13 as the "Property"). No Capstead Company has and, to the Knowledge of any Capstead Company, no prior or current owner or prior occupant of the Property has, used Hazardous Materials on, under, in, from or affecting the Property.

          (b) To the Knowledge of each Capstead Company, no Hazardous Materials have at any time been released into, stored or deposited over, upon or below the Property, into any water systems on or below the surface of the Property, or directly or indirectly onto any property or water system adjoining, adjacent to or abutting the Property, or have been used in the construction of any improvements located on or about the Property.

          (c) To the Knowledge of each Capstead Company, there are no, and never have been, underground storage tanks located on or under the Property.

          (d) No Capstead Company has received any notice of any violations (nor are they aware of any existing violations) of any Legal Requirements governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials on, under, in, from or affecting the Property and, to the Knowledge of each Capstead Company, there are not any Proceedings commenced or Threatened by any Person with respect to any such violations.

          (e) The Property is currently being, and has in the past been, operated by one of the Capstead Companies in accordance with, and in compliance with, all applicable Environmental Laws, and to the Knowledge of each Capstead Company, the Property has been operated in the past by third parties in accordance with, and in compliance with, all applicable Environmental Laws.

          (f) "Hazardous Materials" are any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances or petroleum products (including gasoline, crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea formaldehyde insulation. "Environmental Laws" are any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any governmental authority or other requirements of law (including common law) regulating, relating to or imposing Liability or standards of conduct concerning protection of human health or the environment.

     2.14 QUALIFICATION AS LENDER. The Company is approved by the U.S. Department of Housing and Urban Development ("HUD") as a lender and servicer of mortgage loans and meets all applicable HUD regulations so as to be entitled to originate and service mortgage loans sold to or insured by HUD. The Company is also an approved servicer of mortgage loans to the Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Association ("FNMA") and meets all applicable FHLMC and FNMA guidelines so as to be entitled to service mortgage loans sold to FHLMC and FNMA. In addition, the Company is in good standing and eligible to sell mortgage loans to each of FHLMC and FNMA. The Company is in good standing and is eligible as a mortgage lender and servicer under applicable rules, regulations and procedures promulgated by each of the mortgage participation or sale of mortgage-backed bond or pass-through certificate programs for which the Company originates or services mortgage loans. The Company is in compliance in all material respects with all eligibility requirements under any correspondent or servicing arrangement pursuant to which the Company services mortgage loans.

     2.15 SERVICING. Each mortgage loan serviced by the Company and the servicing of each such mortgage loan complies, in all respects, with the terms of any Governmental Body program, FNMA or FHLMC program, or other investor commitment or arrangement related thereto, including, without limitation, the terms of any applicable regulation or servicing Contract and all applicable documents relating to such mortgage loan.

     2.16 ACCOUNTS RECEIVABLE. All of the accounts receivable of the Company shown on the September 30 Listing or thereafter acquired arose and are collectible in the ordinary and usual course of the business of the Company. The values at which accounts receivable, net of reserves, are carried on the Company's books and records reflect the amounts deemed fully collectible and are determined in accordance with GAAP.

     2.17 BANK ACCOUNTS. The attached Schedule 2.17 constitutes a true and complete list of all the bank accounts, including escrow accounts, of the Company, together with the names of Persons authorized to draw thereon. Except as set forth in such Schedule, all cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal. All of such accounts are reconciled on a timely basis, are fully funded and are free from errors.

     2.18 GUARANTEES. Except as otherwise noted on the attached Schedule 2.18, none of the Liabilities of the Company is guaranteed by any Person. Schedule
2.18 is a true and complete list of all guarantees by, or other similar Liabilities of, the Company (including, without limitation, any repurchase Contracts) showing the parties and amounts involved and the expiration dates thereof.

     2.19 INSURANCE. The attached Schedule 2.19 constitutes a true and complete list of all policies of insurance to which the Company or Holdings is a party or is a beneficiary or named insured, other than insurance policies with respect to individual mortgage loans serviced by the Company. All such policies of insurance are in full force and effect, with all premiums due thereon paid.
Schedule 2.19 also sets forth a list of insurance policies to which other parties (including Sellers and other affiliates of the Company) are a party or a beneficiary which relate to the properties, assets or operations of the Business and the names of such other parties. No notice of cancellation or termination has been received with respect to any insurance policy described in this Section
2.19. The Business carries insurance in amounts and types of coverage which are adequate and customary in the industry and against risks and losses which are adequate and usually insured against by Persons holding or operating similar properties and similar businesses. Except as specifically disclosed on such
Schedule 2.19, no claims have been asserted with respect to the Business by any Capstead Company under any of such insurance policies.

     2.20 TAXES.

          (a) For purposes of this Agreement, the following definitions shall apply:

          "Applicable Tax Law" means any Law of any nation, state, region, province, locality, municipality or other jurisdiction relating to Taxes, including, without limitation, regulations and other official pronouncements of any Governmental Body of such jurisdiction charged with interpreting such Laws.

          "Post-Closing Period" means, with respect to the Company, any Tax Period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

          "Pre-Closing Period" means, with respect to the Company, any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

          "Straddle Period" means, with respect to the Company, any Tax Period that begins before and ends after the Closing Date.

          "Tax" or "Taxes" mean:

               (i) any income, corporation, gross receipts, franchise, profits, gains, capital stock, capital duty, withholding, social security, unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, value added, payroll, premium, property, or windfall profits tax, estimated, ad valorem or excise tax, alternative or add-on minimum tax or other similar tax (including, without limitation, any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Governmental Body; and

               (ii) any Liability for the payment of any amount of the type described in clause (i) as a result of the Company being a successor to or transferee of any other corporation at any time on or prior to the Closing Date, and any interest, penalties, additions to tax (whether imposed by law, contractual agreement or otherwise) and any Liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

          "Tax Authority" means, with respect to any Tax, the Governmental Body that imposes such Tax, and the Governmental Body (if any) charged with the collection of such Taxes, including, without limitation, any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

          "Tax Period" means, with respect to any Tax, the period for which the Tax is reported as provided under Applicable Tax Laws.

          "Tax Return" or "Tax Returns" mean any or all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refunds of Taxes, including any amendments or supplements to any of the foregoing.

          "Code" means the Internal Revenue Code of 1986, as amended. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

          (b) Except as otherwise set forth in Schedule 2.20(b), the Capstead Companies represent, warrant and covenant as follows with regard to the Purchased Assets:

               (i) Filing of Tax Returns. Each of the Capstead Companies has timely filed all Tax Returns, statements and reports, including any attachment thereto or amendment thereof, with respect to Taxes required to be filed with any Tax Authority through the date hereof with the appropriate Taxing Authorities and shall prepare and timely file, in a manner consistent with prior years and applicable law and regulations, all Tax Returns required to be filed on or before the Closing Date.

               (ii) Payment of Taxes. Each of the Capstead Companies has paid, and as of the Closing Date, each will have paid each material Tax due and owing with respect to the Purchased Assets, ownership, operations and activities of the Business (whether or not shown on any Tax Return) and has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.

               (iii) Sales or Transfer Taxes. All sales Taxes, documentary and stamp Taxes, transfer Taxes, use Taxes, gross receipts Taxes and all other charges for filing and recording documents in connection with the transfer of the Purchased Assets (including, without limitation, patent and trademark filing and recording fees) will be paid by the Purchaser.

               (iv) Allocation of Purchase Price. Sellers and Purchaser shall allocate the Purchase Price (and all other capitalized costs) among the Purchased Assets. Such allocation shall be made in accordance with the provisions of Section 1060 of the Code and mutually agreed upon by Sellers and Purchaser prior to the Closing Date. Such allocations shall be used in preparing IRS Form 8594, Asset Acquisition Statement, for the Sellers and Purchaser (which Form 8594 shall be completed, executed and delivered by such parties at the Closing) and all Tax Returns. The Sellers and Purchaser shall each file Form 8594 prepared in accordance with this Section 2.20 with their federal income tax returns for their tax period which includes the Closing Date. All allocations made pursuant to this Section 2.20 shall be binding upon the parties hereto and upon each of their successors and assigns, and the parties hereto shall report the transactions contemplated by this Agreement in accordance with such allocations.

               (v) Tax Obligations of the Capstead Companies. Subject to the provisions of Section 2.20(b)(iii) above, the Capstead Companies will be liable for, and will promptly pay when due, any and all Taxes for any Tax Period ending on or before the Closing Date due or payable with respect to the Purchased Assets.

               (vi) Tax Obligations of the Purchaser. Subject to the provisions of Section 2.20(b)(iii) above, the Purchaser will be liable for, and will promptly pay when due, any and all Taxes with respect to the Purchased Assets, for any Tax Period beginning after the Closing Date.

               (vii) Allocation of Certain Taxes.

                     (A) Subject to the provisions of Section (iii) above, any Taxes other than Income Taxes ("Non-Income Taxes"), refunds or credits of non-income Taxes for a Straddle Period pertaining to the Purchased Assets and reflected in a Tax Return covering the Straddle Period (a "Straddle Period Return") will be apportioned between the Purchaser and the Sellers based on the number of days during the portion of the assessment period occurring on and before the Closing Date, and the number of days during such period occurring after the Closing Date, and for purposes of Sections (v), (vi) and (viii), each portion of such period will be deemed to be a Tax Period (whether or not it is, in fact, a Tax Period).

                    (B) To the extent estimated Non-Income Taxes have been paid before the Closing Date with respect to a Straddle Period, the Sellers' Liability with respect thereto shall be reduced by that amount, provided that, if such payment or accrual of Non-Income Taxes exceeds the Sellers' Liability as calculated pursuant to this Section
          (vii), the Purchaser shall promptly pay the Sellers the amount of such excess.

                    (C) Prior to 45 days from the due date of any Straddle Period Return, the Purchaser will allow the Sellers (or the tax advisors or accountants of the Sellers, as the case may be) to review such Straddle Period Return and related work papers for the purpose of determining the accuracy of the amount of Non-Income Taxes determined to be due from, or due to, the Sellers.

                    (D) The Sellers or the Purchaser, as the case may be, will pay the other at least 10 days prior to the date any payment for Non-Income Taxes described in this Section (vii) is due.

                    (E) The Sellers also agree not to change any accounting methods or take any filing position inconsistent with Tax Returns filed for prior Tax Periods to the extent that taking such position could result, directly or indirectly, in an increase in any Taxes of the Purchaser for any Tax Periods ending after the Closing Date, without first consulting with the Purchaser.

             (viii) Refunds and Credits.

                    (A) The Sellers will be entitled to any refunds or credits of Taxes with respect to the Purchased Assets attributable to or arising in Tax Periods ending on or before the Closing Date.

                    (B) The Purchaser will be entitled to any refunds or credits of Taxes with respect to the Purchased Assets attributable to or arising in Tax Periods beginning after the Closing Date.

                    (C) The Purchaser will promptly forward to the Sellers or reimburse the Sellers for any refunds or credits due the Sellers (pursuant to the terms of Sections (vi) and (vii) hereof) within 15 days after receipt thereof, and the Sellers shall promptly forward to the Purchaser (pursuant to the terms of Sections (vi) and (vii) hereof) or reimburse the Purchaser for any refunds or credits due the Purchaser within 15 days after receipt thereof.

               (ix) Cooperation and Exchange of Information.

                    (A) Each Capstead Company and the Purchaser (including their tax advisors or accountants) will cooperate in the preparation of all Tax Returns with regard to the Purchased Assets relating in whole or in part to Tax Periods ending on or before or including the Closing Date that are required to be filed after such date.

                    (B) Such cooperation will include, without limitation, provision of powers of attorney for purposes of signing Tax Returns and defending audits and providing copies of relevant Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information (with accompanying schedules and related work papers, documents relating to rulings or other determinations by any domestic or foreign Tax Authority) and records concerning the ownership and Tax basis of property with regard to the Purchased Assets which may be relevant to the preparation of such Tax Returns, and providing such other information within such party's possession requested by the party filing such Tax Returns as may be relevant to their preparation or to respond to audits by any domestic or foreign Tax Authority with respect to the Purchased Assets and to otherwise enable the Purchaser to satisfy its internal accounting, Tax and other legitimate requirements. The Capstead Companies and the Purchaser will make their employees, facilities and tax advisors or accountants available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

                    (C) For a period of ten years after the Closing Date or such longer period as may be required by law, the Capstead Companies (or their tax advisors or accountants) will retain and not destroy or dispose of all Tax Returns, books and records (including computer files and software programs) of, or with respect to the activities of, the Purchased Assets for all Tax Periods ending on or prior to the Closing Date. Thereafter, the Capstead Companies (or their tax advisors or accountants) may not destroy or dispose of any Tax Returns, books or records unless it first offers in writing to provide such Tax Returns, books and records to the Purchaser, and the Purchaser fails to accept such offer within 60 days of its being made.

                    (D) In the case of any state, local or foreign joint, consolidated, combined or unitary Tax Returns, such cooperation will also relate to any other Tax Periods in which one party could reasonably require the assistance of the other party in obtaining any necessary information with regard to the Purchased Assets.

                    (E) The Purchaser and the Capstead Companies, upon request, will use their respective Commercially Reasonable Efforts to obtain any certificate or other document from any Tax Authority or other Person as may be necessary to mitigate, reduce or eliminate any Taxes that would otherwise be imposed with respect to the Purchased Assets. The party requesting such information and assistance pursuant to this Section (ix)(E) will reimburse the other party for all reasonable out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance.

     2.21 EMPLOYEE BENEFITS.

          (a) Sellers have made available to Purchaser true and complete copies (including all amendments) of each of the following, a true and complete list of which is attached as Schedule 2.21: (i) each "employee pension benefit plan" (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) of which the Company is the plan sponsor (within the meaning of Section 3(16)(A) of ERISA) and which provides benefits to employees of the Company, together with the related trust agreement providing the funding medium for pension benefits thereunder, such plans being hereinafter referred to in this Section 2.21 as the "Pension Plans"; (ii) each "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA) of which the Company is the plan sponsor and which provides benefits to employees of the Company, together with the related trust agreement or insurance contract providing the funding medium for benefits thereunder and any related contracts thereunder, such plans being hereinafter referred to in this Section 2.21 as the "Welfare Plans"; (iii) the summary plan description for each Pension Plan and Welfare Plan; (iv) the most recent financial statement, if any, including audit reports thereon, Annual Report Form 5500 and actuarial report for each such Pension Plan and Welfare Plan; (v) any investment management agreement which delegates authority for investment of the assets of any such Pension Plan or Welfare Plan; and (vi) the most recent qualification letter from the IRS for each Pension Plan and for any Welfare Plan funded through any tax-exempt trust qualified under Section 501(c) of the Code.

          (b) With respect to any Pension Plan or Welfare Plan (hereinafter, the "Plans"):

              (i) the financial statements relating to the Plans furnished to Purchaser have been prepared in accordance with GAAP consistently applied throughout the periods involved and are in accordance with the books and records of such Plans, which books and records are true and complete in all respects;

              (ii) the Sellers do not maintain or contribute to, or have any obligation to contribute to, or otherwise make payments under, any Plan or material compensation arrangement relating to the Business or arrangement other than those listed on Schedule 2.09 or Schedule 2.21;

              (iii) all such Plans comply in all material respects with the applicable requirements of ERISA, all such Pension Plans comply with the qualification requirements under Section 401(a) and the requirements for tax-exempt status under Section 501(a) or (c) of the Code, and each Plan has been operated in all material respects in accordance with its terms;

              (iv)  [Intentionally Left Blank];

              (v) all required contributions to the Plans have been timely made; the Company has not incurred any Liability under Title IV of ERISA which has not been paid in full prior to the date hereof; all premiums due to the Pension Benefit Guaranty Corporation ("PBGC") have been paid; no Pension Plan maintained by the Company and subject to Title IV of ERISA has any "unfunded benefit liabilities" within the meaning of ERISA Section 4001(a)(18), as of the Closing Date which could subject the Company to Liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution);

              (vi)  [Intentionally Left Blank];

              (vii) there have been no transactions between any such Plan and any "party in interest" or "disqualified person", within the meaning of
     Section 3(14) of ERISA or Section 4975(e)(2) of the Code, which might subject the Company to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to a civil action under Section 502 of ERISA;

             (viii) no investigation or review by the IRS is pending or is contemplated in which the IRS has asserted or may assert that any Pension Plan is not qualified under Section 401(a) of the Code or that any related trust, including any trust for a Welfare Plan, is not exempt from tax under
     Section 501 of the Code. No assessment of any federal income taxes has been made or is contemplated against the Company or any related trust of any such Plan on the basis of failure of such qualification or exemption nor is there any basis for any such assertion or assessment; and

              (ix) no event has occurred or, to Sellers' Knowledge, is Threatened or about to occur for which is required to be filed a notice of a reportable event, within the meaning of Section 4043(b) of ERISA and the PBGC regulations issued thereunder. No notice of termination has been filed by the plan administrator pursuant to Section 4041 of ERISA or issued by the PBGC pursuant to Section 4042 of ERISA with respect to any such Pension Plan nor is there any basis for the filing of any such notice of termination.

          (c) The Company neither is nor has been a contributing employer to any multiemployer pension plan (within the meaning of Section 3(37) of ERISA); the Company is not under any obligation to make contributions to any multiemployer pension plan; and the Company does not have not any actual or potential Liability under Section 4201 of ERISA for any complete or partial withdrawal from any multiemployer pension plan relating to employees or officers of the Company. To the Knowledge of the Capstead Companies, the Company is not obligated to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of Title I of ERISA) and has not promised to provide such post-termination benefits.

          (d) Except for the Plans or the programs and arrangements, contractual or otherwise, listed or referred to in Schedule 2.09 to this Agreement (i) the Company does not maintain or contribute to, or otherwise have any obligation under, any plans, programs or arrangements providing for (A) payment of deferred compensation or retirement benefits; (B) the accrual or payment of bonuses or special or incentive compensation of any kind; (C) any severance or termination payments;
(D) loans, loan guarantees or other extensions of credit to directors, officers or employees of the Company; (E) life, health, disability or other welfare benefits; or (F) moving or other relocation expense benefits or reimbursements; and (ii) the Company does not maintain any other stock bonus, stock option, stock purchase or similar plans or practices, whether formal or informal.

          (e)  [Intentionally Left Blank].

          (f) No payment that is owed or may become due to any director, officer, employee, or agent of any of the Sellers as a consequence of the transaction contemplated by this Agreement will be non-deductible to the Sellers or subject to tax under Section 280G or Section 4999 of the Code; nor will any Seller nor the Purchaser be required to "gross-up" or otherwise compensate any such person because of the imposition of any excise tax on such a payment to such person.

     2.22 COMPENSATION. The attached Schedule 2.22 constitutes a true and complete list of each director, officer, employee or consultant of the Company whose total compensation from the Company on an annualized basis in respect of calendar year 1998 exceeds $80,000, specifying their names and job designations, the total amount paid or payable, the basis of such compensation, whether fixed, commission or bonus or a combination thereof, and their current rate of pay. Except as otherwise disclosed on such Schedule 2.22, since December 31, 1997, there has been no material change in compensation, by means of wages, salaries, bonuses, gratuities or otherwise, to any such director, officer, employee or consultant of the Company, or any change in compensation, either material in amount or other than in the ordinary and usual course of business, to any other director, officer, employee or consultant of the Company.

     2.23 CERTAIN ADVANCES. There are no receivables of the Company owing by directors, officers, employees, Holdings, CMC, consultants of the Business, or owing by any Affiliate of any director or officer of the Company, other than advances in the ordinary and usual course of business to directors, officers and employees for reimbursable business expenses.

     2.24 RELATED PARTIES. Except as set forth in the attached Schedule 2.24, no Seller, or to the Knowledge of the Capstead Companies, no officer or director of any Seller, or any Affiliate of any such Person, has, either directly or indirectly, (a) any greater than 5% interest in any corporation, partnership, firm or other Person which furnishes or sells services or products which are similar to those furnished or sold by the Business, or (b) a beneficial interest, or alleges a claim of beneficial interest, in any Contract to which any Seller may be bound pertaining to the Business. Such Schedule 2.24 shall list and describe all of the Contract relationships between or among any Capstead Companies, and any beneficial interest or claim of beneficial interest of any Capstead Company in any property, asset, or right (including, without limitation, any Proprietary Right (as defined in Section 2.26(a))) which is owned, leased, used or held for use by any other Capstead Company in, related to, or associated with, directly or indirectly (in whole or in part) the operation of the Business.

     2.25 LICENSES AND PERMITS. The Sellers have obtained, and are in compliance in all material respects with, all necessary licenses, permits, Consents, Orders, certificates, authorizations, declarations and filings ("Authorizations") required by any Governmental Bodies (including, without limitation, any Governmental Body regulating consumer lenders, assignees of consumer credit receivables, mortgage bankers, brokers, servicers or originators and their operations) and all courts and other tribunals for the conduct of the Business as now conducted. The attached Schedule 2.25 contains a true and complete list of all such Authorizations. There are no Proceedings pending or, to the Knowledge of the Capstead Companies, Threatened which may result in the revocation, cancellation or suspension, or any adverse modification, of any such Authorizations. There are no disciplinary actions under any such Authorizations pending or, to the Knowledge of the Capstead Companies, Threatened. No prior Proceeding or disciplinary action has resulted in adverse action against the Business and, to the Knowledge of the Capstead Companies, there are no facts which may give rise to such Proceedings or disciplinary actions.

     2.26 PROPRIETARY RIGHTS.

          (a) The attached Schedule 2.26 constitutes a true and complete list of all trademarks, trade names, service marks, copyrights and patents, or applications therefor, owned, leased, used or held for use in, related to, or associated with, directly or indirectly (in whole or in part), the Sellers' operation of the Business. The Sellers own or possess adequate licenses or other rights to use all patents, patent applications, trademarks, trademark registrations, applications for trademark registrations, trade secrets, service marks, service mark registrations, applications for service mark registrations, trade names, labels, slogans, claims of copyright, copyright registrations, applications for copyright registrations, copyrights, drawings, designs, proprietary know-how or information, or other rights with respect thereto (collectively referred to as "Proprietary Rights" and individually as a "Proprietary Right"), owned, leased, used or held for use in, related to, or associated with, directly or indirectly (in whole or in part), the Sellers' operation of the Business, and the same are sufficient to conduct such Business as it has been and is now being conducted. The operations of the Business do not conflict with or infringe upon, and, to the Knowledge of the Capstead Companies, no one has asserted to any Capstead Company that such operations conflict with or infringe upon, any Proprietary Rights owned, possessed or used by any third party. To the Knowledge of the Capstead Companies, there are no third parties whose operations conflict with or infringe upon, nor has anyone asserted that such operations conflict with or infringe upon, any Proprietary Rights owned, leased, used or held for use in, related to, or associated with, directly or indirectly (in whole or in part), the Sellers' operation of the Business. The Sellers have the unrestricted right to use, free of any rights or claims of others, all Proprietary Rights in the development, provision, use, sale or other disposition of any or all products or services presently being, or contemplated to be, used, furnished or sold in connection with the operation of the Business. Without limiting the generality of the foregoing, the Capstead Companies have conducted routine audits to ensure the removal of unlicensed software used in the Business, and licenses have been obtained for all software used in the Business that require license.

          (b) All of the Business' internal systems and all products and services marketed by the Business are in the process of review and revision pursuant to the Company's plan to make such systems Year 2000 Compliant and, pursuant to such plan, such systems are reasonably scheduled and expected to be Year 2000 Compliant by June 30, 1999, so long as Purchaser, in its operation of the Business following the Closing Date, continues to proceed with such plan and does not depart in any material respect therefrom. There are no pending, and none of the Capstead Companies has any Knowledge of any Threatened, claims against the Business relating to whether the products and services of the Business are Year 2000 Compliant. Sellers will assign to Purchaser all contractual indemnification and warranty rights that could be exercised by Sellers with respect to any Year 2000 Compliant issue.

     2.27 LABOR.

          (a) There are no labor controversies pending or, to the Knowledge of each Capstead Company, Threatened which would have, individually or in the aggregate, a Material Adverse Effect with respect to the Business or the Company, as the case may be.

          (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not constitute "plant closings" or "mass layoffs" (each as defined in the Workers Adjustment and Retraining Notification Act ("WARN")) or otherwise require notification to employees under WARN.

          (c) The employees of the Sellers involved in the Business are neither subject to any collective bargaining agreement nor subject to any petition pending, or to the Knowledge of the Capstead Companies, Threatened before the National Labor Relations Board seeking recognition of a collective bargaining unit.

     2.28 COMPLIANCE WITH LAW. The operation of the Business has been conducted in all material respects in accordance with all applicable Legal Requirements of Governmental

Bodies, including, without limitation, ERISA, all Environmental Laws, all Legal Requirements, and orders relating to antitrust or trade regulation, employment practices and procedures, the health and safety of employees, consumer credit, servicing and mortgage lending or brokering. No Seller has received any notice of alleged violations of any of the foregoing, except as set forth in the attached Schedule 2.28, nor has the Business been the subject of any criminal proceedings or convicted of any felony or misdemeanor. In particular, and without limiting the foregoing, neither any Seller nor, to the Knowledge of the Capstead Companies, any director, officer, agent, employee, or other Person associated with or acting on behalf of any Seller has, directly or indirectly in connection with or related to the Business, used any corporate funds of any Seller for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; established or maintained any unlawful or unrecorded fund of corporate moneys or other assets of any Seller; made any false or fictitious entry on the books or records of any Seller; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment of a similar or comparable nature, whether lawful or not, to any Person, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

     2.29 LITIGATION. Except as set forth in the attached Schedule 2.29, and whether or not covered by insurance, to the extent it relates to or is associated with, directly or indirectly (in whole or in part) the Sellers' operation of the Business, there is no claim, dispute, Proceeding, appeal or, to the Knowledge of each Capstead Company, investigation or inquiry, at law or in equity, involving any Seller, or involving any of the Purchased Assets (including, without limitation, claims relating to the use of any Proprietary Rights) before any court, agency, authority, arbitration panel or other Governmental Body (other than those, if any, with respect to which service of process or similar notice has not yet been made on such Seller), and, to the Knowledge of the Capstead Companies, none have been Threatened against any Seller. To the Knowledge of each Capstead Company, there are no facts which, if known to shareholders, customers, Governmental Bodies, bondholders or other investors, mortgage insurance companies, HUD, FHLMC, FNMA or other Persons, would form the basis of any such claim, dispute, Proceeding, or appeal which would have a Material Adverse Effect on the Business. No Seller is subject to any settlement agreement, writ, injunction, decree or other Order (including any consent decree) of any court, agency, authority, arbitration panel or other Governmental Body relating to, or associated with, directly or indirectly (in whole or in part), the Business or that would affect the execution or performance of this Agreement or any Related Agreement or the performance of any Capstead Company's obligations hereunder or thereunder.

     2.30 NO CONFLICT. The execution and delivery of this Agreement and any Related Agreement by the Capstead Companies, and the performance of their respective obligations hereunder or thereunder, (a) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the charter documents or by-laws of the applicable Capstead Company or any note, debt instrument, security agreement, lease, deed of trust or mortgage, license, franchise, permit or any other Contract binding upon the applicable Capstead Company, or upon any of its assets or properties; (b) will not result in the creation or imposition of any Lien in favor of any third party upon any of the material assets or properties of the applicable Capstead Company, (including, without limitation, any of the Purchased Assets); and (c) will not conflict with or violate any Order or any applicable Legal Requirement of any Governmental Body having jurisdiction over any Capstead Company or any of the Purchased Assets. The attached Schedule 2.30 contains a true and complete list of all permits, Authorizations and Consents of third parties required to be obtained by any Capstead Company in connection with (i) the execution and delivery of this Agreement and any applicable Related Agreement by each Capstead Company and the performance of its respective obligations hereunder or thereunder, (ii) the continuation of the Business through the Closing Date, or
(iii) the sale, transfer and assignment of the Purchased Assets (including, without limitation, any Consents), and the assumption by Purchaser of the Assumed Liabilities, in each case in order to avoid a Breach, default, termination, acceleration or modification of any Contract included within the foregoing.

     2.31 COPIES OF CERTAIN DOCUMENTS. Each Seller has heretofore delivered or made available to Purchaser true and complete copies of: (a) all Contracts entered into by such Seller, if any, providing for the acquisition or disposition of businesses or product or service lines to the extent it relates to or is associated with, directly or indirectly (in whole or in part), the Sellers' operation of the Business and; (b) all federal and other Tax Returns filed by the Company and, to the extent it relates to or is associated with, directly or indirectly (in whole or in part), the Sellers' operation of the Business, by any Seller for the years ended December 31, 1997 and December 31, 1996.

     2.32 UNDERLYING DOCUMENTS. Any underlying documents listed or described in the Schedules referred to in this Agreement have heretofore been delivered or made available to Purchaser or its representatives. All such documents furnished to Purchaser are true and complete copies, and there are no amendments or modifications thereto, except as expressly noted in the Schedules in which such documents are incorporated.

     2.33 BUSINESS OF THE COMPANY. There exist no condition or conditions with respect to the markets, products, facilities or personnel of the Company or the operation of the Business which either individually or in the aggregate could have a Material Adverse Effect with respect to the Business.

     2.34 BROKERS OR FINDERS. No Capstead Company has incurred, and no Capstead Company will incur, directly or indirectly, any Liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby, except for fees to Merrill Lynch & Co. and to Cohane Rafferty Securities, Inc., payment of which fees shall be the sole responsibility of the Capstead Companies. There are no outstanding liabilities or claims for brokerage or finders' fees or agents' commissions or any other similar charges in connection with any Purchased Asset or Assumed Obligation.

     2.35 DISCLOSURE OF MATERIAL FACTS. To the Knowledge of each Capstead Company, the representations and warranties contained in this Article II of this Agreement and in the Schedules hereto, and any other documents or information furnished to Purchaser by or on behalf of any Capstead Company, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein in the light of the circumstances under which they were made, not misleading.

     2.36 FINANCIAL CONDITION.

          (a) The Capstead Companies, both individually and taken as a whole are solvent; and no bankruptcy, reorganization, insolvency or similar proceeding with respect to any Capstead Company has been initiated or is presently contemplated;

          (b) Sellers have received reasonably equivalent value for the Purchased Assets from Purchaser;

          (c) The transactions contemplated by this Agreement and the Related Agreements are not being entered into:

               (i) with any intent to hinder, delay or defraud any Person to which the Capstead Companies or any of them were or will become indebted on or after the Closing Date;

               (ii) while the Capstead Companies or any of them was insolvent, nor will the consummation of such contemplated transactions render the Capstead Companies or any of them insolvent;

               (iii) at a time when or under circumstances where the Capstead Companies or any of them were engaged in business or a transaction, for which any property remaining with the transferor would constitute unreasonably small capital; or

               (iv) at a time when or under circumstances where the Capstead Companies or any of them intended to incur, or believed that any of them would incur, Liabilities that would be beyond the ability of the Capstead Companies or any of them to pay as such Liabilities matured;

          (d) To the Knowledge of each Capstead Company, the Purchaser is not a creditor of the Capstead Companies or any of them. The transactions contemplated by this Agreement and the Related Agreements are not being made on account of or in satisfaction of any claim held by the Purchaser, other than such claim or claims that might arise or have arisen in connection with the execution of this Agreement or any Related Agreement; and

          (e) Except as set forth in Schedule 2.36(e), since November 30, 1997, there have been no transfers, sales or assignments between or among any of the Capstead Companies with respect to any of the Purchased Assets or Assumed Obligations. Each such sale, transfer or assignment set forth on Schedule 2.36(e) was for consideration at least equal to the fair value of such asset or property.

     2.37 EMPLOYEES. The Company employs a total of approximately 265 full-time employees, 5 part-time employees and 21 part-time interns; to the Knowledge of the Capstead Companies, all employees employed by the Company work solely in the Business and no employees involved in the Business are employed by anyone other than the Company.


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Sellers, as of the date hereof and hereafter through the Closing Date, as follows:

     3.01 ORGANIZATION. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and is a wholly owned subsidiary of Residential Funding Corporation, a Delaware corporation.

     3.02 VALIDITY OF AGREEMENT. Purchaser has full corporate power and authority to execute and deliver this Agreement and any applicable Related Agreement and to perform its obligations hereunder and thereunder. This Agreement constitutes, and each Related Agreement to which Purchaser is a party, when executed and delivered, will constitute, the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms. The execution and delivery of this Agreement and any applicable Related Agreement by Purchaser, as the case may be, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of Purchaser, and such executions and delivery, and the consummation of such transactions, do not require the Consent of any Person other than the Board of Directors of HomeComings Financial Network, Inc., Residential Funding Corporation, GMAC Mortgage Group, Inc., General Motors Acceptance Corporation, and General Motors Corporation and such Consent as may be required under the HSR Act.

     3.03 NO CONFLICT. The execution and delivery of this Agreement and any Related Agreement by Purchaser, and the performance of its obligations hereunder or thereunder, are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of its Certificate of Incorporation or by-laws (each as amended to date), or any note, debt instrument, security instrument, deed of trust or mortgage or any other Contract binding upon Purchaser or its assets or properties, and will not result in the creation or imposition of any Lien in favor of any third party upon any of the assets or properties of Purchaser, or conflict with or violate any applicable Legal Requirement or Order of any Governmental Body having jurisdiction over Purchaser or its assets or properties.

     3.04 BROKERS OR FINDERS. Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby, except for fees to Countrywide Capital Markets, which fees shall be the sole responsibility of Purchaser.

     3.05 BOARD ACTION. The execution and delivery of this Agreement and each Related Agreement and the consummation of the transactions contemplated hereby and thereby have been submitted to the Board of Directors of each of General Motors Acceptance Corporation and General Motors Corporation accompanied by a request that each such Board find no objection with respect thereto.


                                   ARTICLE IV

                                    COVENANTS

     4.01 CONDUCT OF BUSINESS. Except for matters required by this Agreement, and such other matters, if any, as may be consented to by Purchaser in writing, from the date of this Agreement until the Closing Date, the Capstead Companies shall conduct the Business and the affairs of the Business only in the ordinary and usual course and shall not engage in any activity or enter into any transaction outside the ordinary and usual course of business. The Sellers shall maintain their books, accounts and records in the ordinary and usual manner and in accordance with GAAP. Anything herein to the contrary notwithstanding, acquisition of additional servicing rights (not including sub-servicing) other than pursuant to pre-existing

"flow" agreements or pursuant to the Company's origination program or other Contracts, activities and businesses as set forth on Schedule 4.01, shall not be considered a transaction in the ordinary and usual course of business, and shall require the consent of Purchaser.

     4.02 NEGATIVE COVENANTS. Except as contemplated by this Agreement, no Seller shall, without the prior written consent of Purchaser, take or cause to be taken any action described in clauses (c) through (u), inclusive, of Section
2.08 between the date of this Agreement and the Closing Date to the extent applicable to such Seller.

     4.03 PRESERVATION OF BUSINESS. Except as otherwise contemplated in Section
6.08 of this Agreement, from the date of this Agreement until the Closing Date, each Seller shall use Commercially Reasonable Efforts to preserve intact the Business' business organization and to preserve for Purchaser the goodwill of the Business as to employees, suppliers, customers and others having business relations with the Business or to the extent it relates to or is associated with, directly or indirectly (in whole or in part), the Sellers' operation of the Business or the Company. From the date of this Agreement until the Closing Date, the Company shall use its Commercially Reasonable Efforts to retain the active employment of its employees and to assist Purchaser in hiring such employees as New Hires (as defined in Section (b)) as Purchaser shall desire. The Sellers agree to cooperate with Purchaser by permitting Purchaser throughout the period prior to the Closing Date to meet with employees of the Company at such times as shall be approved by a representative of the Company.

     4.04 UPDATING OF SCHEDULES. Between the date of this Agreement and the Closing Date, each Capstead Company will promptly notify Purchaser in writing if such Capstead Company becomes aware of any fact or condition that causes or constitutes a Breach of any of the Capstead Companies' representations and warranties as of the date of this Agreement, or if such Capstead Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Capstead Companies will promptly deliver to Purchaser a supplement to the Schedules specifying such change; provided, that to the extent any such facts or conditions are solely the result of any of the activities permitted by Section
4.01 and not prohibited by Section 4.02, such facts or conditions, when disclosed by such Seller in a supplement to the Schedule in accordance with this
Section 4.04 (each such supplement to the extent it relates solely to facts or conditions referred to in this proviso, a "Permitted Supplement"), shall not constitute a Breach hereunder. During the same period, each Capstead Company will promptly notify Purchaser of the occurrence of any Breach of any covenant of the Capstead Companies in this Agreement.

     4.05 ACCESS TO INFORMATION. The Capstead Companies will afford to the officers, attorneys, accountants and other representatives of Purchaser full access during reasonable business hours to all of the assets, properties, books and records of the Business to the extent it relates to, or is associated with, directly or indirectly (in whole or in part), the Sellers' operation of the Business in order to afford Purchaser such full opportunity of review, examination and investigation as Purchaser shall desire with respect to the affairs of the Business. The Capstead Companies shall furnish or cause to be furnished to Purchaser such financial and operating data and other information as to the condition (financial or otherwise), business, net worth, assets, properties, servicing rights, escrow accounts, operations or future prospects of the Business as Purchaser may reasonably request and which is either normally available to the Capstead Companies in the ordinary and usual course of business or which may be obtained or produced by the Capstead Companies at a reasonable cost to the Sellers. No such review, examination or investigation by Purchaser shall affect or in any way diminish the representations, warranties or covenants of the Capstead Companies hereunder. In addition, the Capstead Companies shall furnish to Purchaser any information or copies of any document in their possession or control which may be relevant to any audit, examination or proceeding arising subsequent to the Closing Date and relating to the assessment or collection of any Tax relating, directly or indirectly, to the Purchased Assets, the Assumed Obligations, or the Business.

     4.06 FULFILLMENT OF CONDITIONS AND COVENANTS. No party will take any course of action inconsistent with satisfaction of the requirements or conditions applicable to it set forth in this Agreement. Each party shall use its Commercially Reasonable Efforts to perform as early as possible the obligations herein provided to be performed by it.

     4.07 PRESS RELEASES. No party will issue or authorize to be issued any press release or similar announcement concerning this Agreement or any of the transactions contemplated hereby without the prior approval of the other parties, which approval shall not be unreasonably withheld and which approval shall be given in order to allow compliance with the disclosure requirements of applicable laws and regulatory authorities.

     4.08 THIRD PARTY CONSENTS. Each Capstead Company shall use Commercially Reasonable Efforts to obtain, as soon as reasonably practicable, all Consents required to be obtained by any of the Capstead Companies from third parties or Governmental Bodies necessary to consummate this Agreement and the transactions contemplated hereby, including, without limitation, (i) any such Consents required to be obtained by any of the Capstead Companies in connection with the transfer of the Purchased Assets or the Assumed Obligations to Purchaser and
(ii) all Consents necessary to permit the assignment of the Assumed Contracts listed on Schedule 1.01(e). All such Consents shall be obtained at the joint and several expense of the Capstead Companies. With respect to the assignment of the Assumed Contracts, Purchaser's assumption of such Contracts shall be on terms no less favorable than, and at prices no greater than, currently in effect. Without in any way limiting or modifying the conditions to the Purchaser's obligations set forth in Section 6.05, each Capstead Company will continue to use Commercially Reasonable Efforts after the Closing Date to obtain any Consents that are not obtained prior to the Closing Date. This Agreement shall not operate to assign any Contract, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the Consent of a third party thereto, would constitute a Breach, default or other contravention thereof or in any way adversely affect the rights of any Capstead Company or Purchaser thereunder. If a Consent required to assign any Contract is not obtained on or prior to the Closing Date, then, to the extent permitted by law, the Capstead Companies will (until such time as such Consent is obtained and the assignment of such Contract to Purchaser is effected to Purchaser's reasonable satisfaction) use Commercially Reasonable Efforts at their sole expense to (i) provide to Purchaser the benefits of the applicable Contract on terms no less favorable than, and at prices no greater than, are currently in effect with respect to the Capstead Companies, (ii) cooperate in any reasonable and lawful arrangement designed to provide the benefits of the applicable Contract to Purchaser, including, without limitation, entering into subcontracts for performance, and
(iii) enforce at the request of Purchaser and for the account of Purchaser any rights of the Capstead Companies arising from any such Contract (including, without limitation, the right to elect to terminate such Contract in accordance with the terms thereof upon the request of Purchaser), which termination shall, upon becoming effective, relieve the Capstead Companies of any further obligation under this Section 4.08 with respect to such Contract. Until such time as any Consent is obtained and the assignment of such Contract to Purchaser is effected to Purchaser's reasonable satisfaction, such Contract shall not be an Assumed Contract and shall be deemed an Excluded Asset and a Retained Liability. Notwithstanding anything contained in this Section 4.08 or elsewhere in this Agreement to the contrary, except with respect to Contracts which Purchaser has requested be terminated (and as to which such termination has become effective), the Capstead Companies shall not be relieved of (i) their obligation to assign effectively to Purchaser all of the Assumed Contracts listed in Schedule 1.01(e) or (ii) any Liability for failing to have done so. Purchaser covenants, upon request of any of the Capstead Companies, to use its Commercially Reasonable Efforts to provide the following assistance to the Capstead Companies (at the sole expense of the Capstead Companies) in connection with their attempting to obtain any Consents required hereunder: (i) providing reasonable access to an appropriate employee or employees of Purchaser solely for the purpose of speaking with third parties (from whom any such Consents are requested by any of the Capstead Companies) concerning the general nature of the business of Purchaser to the extent it reasonably relates to Purchaser's obligations to acquire the Purchased Assets and the Assumed Contracts and (ii) the provision of the financial information concerning Purchaser specifically identified on Schedule 4.08 hereto.

     4.09 CERTAIN NOTIFICATIONS. Each party shall promptly notify the others in writing of the occurrence of any event which will or could reasonably be expected to result in the failure to satisfy any of the conditions to the obligations of such other parties specified in Article V, VI or VII, as the case may be, of this Agreement.

     4.10 ANTITRUST MATTERS. The Capstead Companies and Purchaser shall prepare and file, and shall in all respects cooperate with each other in the preparation and filing of, any documents required in connection with providing notification to the Federal Trade Commission and the Antitrust Division of the Department of Justice of the transactions contemplated hereunder, and shall respond, or cooperate in responding, to any inquiry made by either with respect to such transactions.

     4.11 EMPLOYEE BENEFITS.

          (a)  Except to the extent otherwise provided in Subsection (c) of this
Section 4.11, each of the Capstead Companies shall retain all Liabilities and obligations resulting from or arising out of the Plans (and defined in Section 2.21(b)) and Purchaser shall not assume any such Liability or obligation and the Capstead Companies shall, jointly and severally, indemnify and hold Purchaser harmless with respect thereto. The indemnification set forth in the preceding sentence shall be in addition to and shall not limit the indemnification set forth in Section 9.01, but shall be subject to the provisions of Article IX.

          (b) Purchaser shall offer "at will" employment to no fewer than 95% of the full-time employees of the Business as of the Closing Date (the "Offerees") with job responsibilities reasonably comparable to those performed by such Offerees with respect to the Business prior to the Closing, and such offer of employment shall give each such Offeree, as a New Hire, the opportunity to participate in each of the benefit plans of Purchaser under the same terms and conditions as similarly situated employees of Purchaser and Purchaser shall give credit for such Offeree's years of service as an employee of any one or more of the Capstead Companies with respect to nonwage-related terms of employment such as vacation days and eligibility for participation and vesting in Purchaser's employee benefit plans but not for the purpose of benefit accrual. Such Offerees shall be offered base salary and wage levels of no less than, and bonus structures (but excluding any Christmas/Holiday bonus) comparable to, those provided by the applicable Capstead Company to such employees immediately prior to the Closing. Any such Offerees hired by Purchaser shall be deemed "new hires" of Purchaser ("New Hires") and Purchaser shall have no Liability on account of the previous employment of such New Hires by any of the Capstead Companies.

          (c) To the extent permitted under Applicable Tax Law, each Capstead Company shall take such steps as may be necessary to enable employees of any of the Capstead Companies who become New Hires to receive a distribution of amounts credited to their accounts under any of the Capstead Company Pension Plans which are intended to qualify under Section 401(k) of the Code ("Sellers' 401(k) Plan"). To the extent permitted under

Applicable Tax Law, Purchaser agrees to make available a plan which is intended to qualify under Section 401(k) of the Code ("Purchaser's 401(k) Plan") for the benefit of employees of the Capstead Companies who become employees of Purchaser after the Closing and to provide such employees the opportunity under such plan to transfer thereto the amounts distributed from Capstead Companies' 401(k) Plan. Each Capstead Company shall take such action as is necessary to cause the New Hires to become 100% vested as of the Closing Date in their benefits under Sellers' 401(k) Plan, any other Pension Plan intended to meet the qualification requirements of Section 401(a) of the Code, and any nonqualified deferred compensation plan or arrangement. Furthermore, each Capstead Company shall take whatever action is necessary to cause the New Hires to become 100% vested as of the Closing Date in all stock options, restricted stock grants, and all other equity based awards and be entitled to exercise and continue to exercise all stock options and all other equity based awards having an exercise schedule and to retain such grants and awards to the same extent as if they were vested upon termination of employment in accordance with their terms. Each Capstead Company will cause, to the extent permitted under Applicable Tax Law without causing a loan to become a taxable distribution or to violate the provisions of ERISA, Sellers' 401(k) Plan to provide that loans do not become due and will not be deemed to be in default until at least sixty (60) days after the Closing Date. Within sixty (60) days after the Closing Date, Purchaser will loan to each Company employee who (i) becomes an employee of Purchaser immediately after the Closing Date and remains an employee of Purchaser on the date of the loan and
(ii) signs and delivers to Purchaser a promissory note in the form specified by the Purchaser in the amount of the employee's outstanding loan balance in Sellers' 401(k) Plan in order to allow the employee to repay that loan prior to making a direct rollover from the Seller's 401(k) Plan to Purchaser's 401(k) Plan.

          (d) Each Seller shall continue to provide health care continuation coverage required to be provided under the provisions of Sections 601 through 608 of ERISA, including, without limitation, the regulations promulgated thereunder, for all employees (and their dependents and beneficiaries), for qualifying events occurring at or before the Closing Date, including, without limitation, any obligations arising as a result of any termination of employment of employees in connection with this Agreement. Purchaser shall be responsible for providing health care continuation coverage required to be provided under the provisions of Section 601 through 608 of ERISA for the New Hires (and their dependents and beneficiaries) for qualifying events occurring after the Closing Date; provided that, if requested by Purchaser, and with respect to any New Hires (and their dependents and beneficiaries) that are not eligible for coverage under the Purchaser's health plans, each Seller shall provide such continuation coverage for the New Hires (and their dependents and beneficiaries) until the earlier of (i) the expiration of a period of 18 months following the Closing Date, and (ii) the date on which such New Hires (and their dependents and beneficiaries) are covered under Purchaser's health care plans. Purchaser shall reimburse such Seller for the Seller's actual out-of-pocket costs and expenses in providing such requested coverage.

          (e) Each Seller shall comply with all applicable Legal Requirements of any Governmental Body relating to employees in connection with the transactions contemplated herein, including, without limitation, New Hires, and any notice or other requirements under WARN, or any similar Legal Requirements, and the Capstead Companies shall, jointly and severally, indemnify and hold Purchaser harmless with respect thereto. The indemnification set forth in the preceding sentence shall be in addition to and shall not limit the indemnification set forth in Section 9.01, but shall be subject to the provisions of Article IX, other than the time limitations contained in Section 9.04.

          (f) Each Capstead Company shall retain the Liability for all claims which are incurred under any Pension Plan, Welfare Plan or other plan or arrangement maintained by any of them prior to the Closing Date, and neither Purchaser nor any of its Affiliates shall have any responsibility or Liability for the payment of such benefits. More specifically, but not expanding or limiting such retained Liability, each Capstead Company shall retain Liability for (i) incurred but unpaid life insurance claims; (ii) workers' compensation, long term disability and short term disability claims incurred before the Closing Date and not yet reported or claims made and not paid; (iii) life insurance waiver of premium claims incurred before the Closing Date and not yet reported or claims made and not yet paid; (iv) medical coverage (to the extent provided) for individuals disabled as of the Closing Date; (v) benefits to all individuals entitled to benefits required to be provided by the continuation health care coverage requirements of Section 4980B of the Code and Sections 601 through 607 of ERISA as of the Closing Date; (vi) continuation of benefit coverage for surviving spouses and other dependents and beneficiaries of employees (to the extent provided) who die prior to the Closing Date; and (vii) all benefits of any kind for (A) all former or current employees of each Seller (and their spouses and dependents and beneficiaries) who are (1) on a leave of absence, workers' compensation, long-term disability or short-term disability as of the Closing Date or (2) not New Hires and (B) all spouses, dependents and beneficiaries of New Hires who are, as of the Closing Date, receiving disability benefits of any kind. In addition, neither Purchaser nor any of its Affiliates shall have any obligation to establish or continue in effect any benefit program, plan or arrangement available to New Hires prior to the Closing Date.

     4.12 POST-CLOSING INFORMATION. From time to time after the Closing, the parties shall deliver to each other and shall furnish access to and copies of any books and records and other information and data as any party may reasonably request, including, without limitation, that required in order to enable such party to complete and file all Federal, state and local Tax Returns which may be required to be filed by it and to complete all customary Tax and accounting procedures, to make any disclosures required under any applicable securities laws or other local regulations and otherwise to enable such party to satisfy its internal accounting, Tax, and other requirements.

     4.13 ADMINISTRATION OF ACCOUNTS.

          (a) In Trust for Purchaser. All payments and reimbursements made by any third party in the name of or to any Capstead Company in connection with or arising out of the Purchased Assets and Assumed Obligations in respect of any period on or after the Closing Date shall be held by such Capstead Company in trust for the benefit of Purchaser and, promptly upon receipt by such Capstead Company of any such payment or reimbursements, such Capstead Company shall pay over to Purchaser the amount of such payment or reimbursement without right of set off.

          (b) In Trust for Capstead Companies. All payments and reimbursements made by any third party in the name of or to Purchaser in connection with or arising out of (i) the Excluded Assets (other than those assets listed on Schedule 1.05(e) which assets are to be for the benefit of GMACMC as provided in the Servicing Purchase Agreement), (ii) Retained Liabilities, or (iii) in respect of any period prior to the Closing Date, the Purchased Assets and Assumed Obligations, shall be held by Purchaser in trust for the benefit of such Capstead Company and, promptly upon receipt by Purchaser of any such payment or reimbursement, Purchaser shall pay over to such Capstead Company the amount of such payment or reimbursement without right of set off.

     4.14 ASSUMPTION OF QUALIFICATION. Purchaser agrees that, solely for purposes of the Capstead Companies' representations and warranties contained in this Agreement, the Capstead Companies may assume that Purchaser is duly qualified and has all material approvals as a lender, servicer of mortgage loans and seller of mortgage loans in order to permit it to acquire the Purchased Assets and undertake the Assumed Obligations; provided, however, that in no event shall Purchaser be deemed to have made any representation or warranty whatsoever with respect to the foregoing.


                                    ARTICLE V

                      CONDITIONS TO OBLIGATIONS OF SELLERS

     The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, except as Sellers may waive the same in writing in accordance with Section 10.01 of this Agreement.

     5.01 PERFORMANCE. Purchaser shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or satisfied by it on or prior to the Closing Date.

     5.02 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser set forth in Article III hereof shall be true and complete in all material respects on the date hereof and on the Closing Date, as if made again at and as of such time, subject to any transactions which are expressly contemplated or permitted by this Agreement.

     5.03 LEGAL OPINION. Lorna Gleason, General Counsel of Residential Funding Corporation, shall, immediately prior to the Closing Date, have delivered to Sellers an opinion, dated the Closing Date and addressed to Sellers, in form and substance reasonably satisfactory to counsel for Sellers, to the following effect: (a) Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation; and (b) this Agreement and the Related Agreements to which Purchaser is a party and the transactions contemplated hereby and thereby have been duly authorized on behalf of Purchaser by all requisite corporate action and this Agreement and the Related Agreements to which Purchaser is a party constitutes the legal, valid and binding obligation of Purchaser.

     5.04 OFFICERS' CERTIFICATE. Purchaser shall furnish to Sellers such certificates of its officers, to evidence compliance with the conditions set forth in this Article V, as may be reasonably requested by Sellers.


                                   ARTICLE VI

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

     The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, except as Purchaser may waive the same in writing in accordance with Section 10.01 of this Agreement.

     6.01 PERFORMANCE. Each Capstead Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or satisfied by it on or prior to the Closing Date (considered collectively) and each of such agreements and covenants (considered individually), shall have been performed and complied with in all material respects.

     6.02 REPRESENTATIONS AND WARRANTIES. (i) All of the representations and warranties of each of the Capstead Companies in this Agreement (considered collectively), and each of those representations and warranties (considered individually), must have been true and complete in all material respects as of the date of this Agreement, and (ii) all of the representations and warranties of the Capstead Companies in this Agreement (considered collectively), and each of those representations and warranties (considered individually), must be true and complete in all material respects as of the Closing Date as if made again at and as of such time, without giving effect to any supplement to the Schedules permitted by Section 4.04 except Permitted Supplements, and (iii) each representation and warranty of any of the Capstead Companies in this Agreement, to the extent there appears therein any qualifiers, modifiers or limitations with respect to (A) "Knowledge" or (B) "material," "Material," "materiality," "in all material respects" or words of similar import or meaning, must also have been true and complete in all respects as of the date of this Agreement, and (iv) each representation and warranty of any of the Capstead Companies in this Agreement, to the extent there appears therein any qualifiers, modifiers or limitations with respect to (A) "Knowledge" or (B) "material," "Material," "materiality," "in all material respects" or words of similar import or meaning, must also have been true and complete in all respects as of the Closing Date as if made again at and as of such time, without giving effect to any supplement to the Schedules permitted by Section 4.04 except Permitted Supplements.

     6.03 MATERIAL ADVERSE EFFECT. From September 30, 1998 to the Closing Date, there shall have been no Material Adverse Effect with respect to the Business, and there shall be no condition or conditions existing with respect to the markets, products, facilities or personnel of the Company or the operation of the Business which, either individually or in the aggregate, could have a Material Adverse Effect with respect to the Business.

     6.04 LEGAL OPINION. Andrews & Kurth L.L.P., as counsel to the Capstead Companies, shall, immediately prior to the Closing, have delivered to Purchaser its opinion, dated the Closing Date and addressed to Purchaser, in substantially the form attached hereto as Appendix IV.

     6.05 THIRD PARTY CONSENTS.

          (a) The Capstead Companies shall have obtained each of the Consents referred to in Schedule 6.05 of this Agreement (the "Material Consents") in form and substance reasonably satisfactory to Purchaser.

          (b) The Capstead Companies shall also have obtained all Consents (other than the Material Consents) referred to on Schedule 2.30 of this Agreement in form and substance reasonably satisfactory to Purchaser (other than Consents, the failure of which to obtain, in the aggregate, would not have a Material Adverse Effect with respect to the Business). Purchaser shall have received evidence reasonably satisfactory to it of the receipt of all such Consents.

     6.06 DELIVERY OF BUSINESS RECORDS. The Capstead Companies shall, on or immediately prior to the Closing Date, have delivered to Purchaser, or caused to be delivered (or otherwise surrendered possession to Purchaser of) all material documents and records related to the Purchased Assets and the Assumed Obligations.

     6.07 EMPLOYMENT OF NEW HIRES. On or prior to the Closing Date, at least 75% of the Offerees referred to in Section 4.11(b) and at least eight (8) of the Offerees specified in Schedule 6.07 shall have agreed to accept employment with Purchaser, on terms and conditions reasonably satisfactory to Purchaser.

     6.08 TERMINATION OF CONTRACTUAL ARRANGEMENTS. Prior to the Closing Date, the Sellers shall have delivered to Purchaser evidence, satisfactory to Purchaser in its discretion, that each of the Contracts described on the attached Schedule 6.08 have been terminated and have no further force or effect, and such termination shall result in no Liability or expense on the part of the Capstead Companies or the Purchaser.

     6.09 OFFICERS' CERTIFICATES. Each Capstead Company shall have furnished to Purchaser (a) a certification executed by its senior officers that the conditions set forth in Sections 6.01, 6.02, and 6.03 have been fulfilled, and
(b) such other certificates of its officers, to evidence its compliance with the conditions set forth in this Article VI, as may be reasonably requested by Purchaser.

     6.10 RESERVED.

     6.11 ADDITIONAL DOCUMENTS. The Capstead Companies shall have delivered to Purchaser such other documents as Purchaser may reasonably request for the purpose of evidencing the satisfaction of any condition referred to in this
Article VI.

     6.12 ENVIRONMENTAL. Purchaser shall have received prior to the Closing Date an acceptable Phase I environmental report relating to Cityplace Center East, 2711 North Haskell Avenue, Dallas, Texas 75204-2915.

                                   ARTICLE VII

                CONDITIONS TO OBLIGATIONS OF EACH OF THE PARTIES

     The obligations of each of the parties to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, except as any of them may waive the same in writing in accordance with Section
10.01 of this Agreement.

     7.01 NO PROCEEDINGS. Immediately prior to the Closing Date, there shall (a) have been no Order issued or any other action taken by any Governmental Body, restraining, enjoining, otherwise prohibiting the transactions contemplated under this Agreement or the Servicing Purchase Agreement, or that would prevent, delay, make illegal or otherwise materially interfere with or materially affect the ability of the Capstead Companies to perform their obligations under this Agreement (including, without limitation, paying claims made under Article IX); and (b) be no Proceeding pending or Threatened with respect to any Capstead Company or Purchaser, which, if decided adversely to such party would have a Material Adverse Effect with respect to any of the Capstead Companies, the Business, any of the Purchased Assets or the right of Purchaser to purchase or retain the Purchased Assets or to continue the operations of the Business and which, in the judgment of Purchaser would make the consummation of this Agreement inadvisable; provided, however, that the foregoing condition shall not apply to the Capstead Litigation pending on the date of this Agreement so long as no further event shall have occurred with respect to such litigation after the date of this Agreement that would fall within the matters described in the preceding clauses (a) and (b).

     7.02 HART-SCOTT-RODINO ACT. Each of the Capstead Companies, Purchaser and any other Person (as defined in the HSR Act and the rules and regulations thereunder) required in connection with the transactions contemplated by this Agreement to file a Notification and Report Form for Certain Mergers and Acquisitions with the Department of Justice and the FTC pursuant to Title II of the HSR Act shall have made such filing and the applicable waiting period with respect to each such filing (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

     7.03 SERVICING PURCHASE AGREEMENT. On or prior to the Closing Date, the Company and GMACMC shall have closed the transactions contemplated pursuant to the Servicing Purchase Agreement.

     7.04 TRANSITION SERVICES AGREEMENT. Purchaser and the Capstead Companies shall have executed and delivered an agreement (the "Transition Services Agreement") substantially in the form attached hereto as Exhibit IV hereto.


                                  ARTICLE VIII

                            TERMINATION OF AGREEMENT

     8.01 TERMINATION. This Agreement may be terminated as follows:

          (a) By mutual written consent of each Capstead Company and of Purchaser;

          (b) At the election of all the Capstead Companies (and not less than all of them), by written notice to Purchaser, if any one or more of the conditions to the obligations of the Capstead Companies to consummate the transactions hereunder, as specified in Article V or VII of this Agreement, has not been fulfilled as of the Closing Date or has at any time become impossible of being fulfilled by the Closing Date or if Purchaser fails or refuses to perform its obligations, or execute and deliver the documents, required under this Agreement (provided that no Capstead Company shall have failed or refused to perform its respective obligations under this Agreement);

          (c) At the election of Purchaser by written notice from it to the Capstead Companies, if any one or more of the conditions to the obligations of Purchaser to consummate the transactions hereunder, as specified in Article VI or VII of this Agreement, has not been fulfilled as of the Closing Date or has at any time become impossible of being fulfilled by the Closing Date or if any Capstead Company fails or refuses to perform its obligations, or execute and deliver the documents, required under this Agreement (provided that Purchaser shall not have failed or refused to perform its obligations under this Agreement); or

          (d) By either Purchaser or the Capstead Companies if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement pursuant to this Section 8.01(d) to comply fully with its obligations under this Agreement) on or before March 31, 1999 or such later date as the parties may agree upon.

     8.02 EFFECT OF TERMINATION. Each party's right of termination under Section
8.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.01, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.04 and 10.05 will survive; provided, however, that if this Agreement is terminated by Purchaser because of the Breach of the Agreement by a Capstead Company or by the Capstead Companies because of the Breach of this Agreement by the Purchaser, or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of such other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.


                                   ARTICLE IX

                                 INDEMNIFICATION

     9.01 INDEMNIFIABLE CLAIMS.

          (a) Regardless of any investigation made at any time by or on behalf of Purchaser or any information Purchaser or any of its representatives or Affiliates may have, each Capstead Company will and hereby does, jointly and severally, indemnify and hold Purchaser and any Affiliate of Purchaser, and their respective officers, directors, employees and agents harmless from and against any and all Liability, claim, loss, cost, damage or expense whatsoever (including, without limitation, costs of investigation and defense and attorneys' fees and expenses) or diminution of value, whether or not involving a third party claim (collectively, "Damages") resulting or arising, directly or indirectly, from or in conjunction with: (i) any Breach of any representation or warranty made by the Capstead Companies in this Agreement at the date of execution and delivery of this Agreement (without taking into account or giving effect to any qualifiers, modifiers or limitations contained therein using (A) "Knowledge" or (B) "material," "materiality," "in all material respects" or words of similar import or meaning, and without taking into account or giving effect to any supplement to the Schedules, including any Permitted Supplement), the Schedules, the supplements to the Schedules, any Related Agreement or any other certificate or document delivered by the Capstead Companies pursuant to this Agreement; (ii) any Breach of any representation or warranty made by the Capstead Companies in this Agreement as if such representation or warranty were made on and as of the Closing Date (without taking into account or giving effect to any qualifiers, modifiers or limitations contained therein using (A) "Knowledge" or (B) "material," "materiality," "in all material respects" or words of similar import or meaning, and without taking into account or giving effect to any supplement to the Schedules other than a Permitted Supplement);
(iii) any Breach of any covenant or obligation of any of the Capstead Companies contained herein or in any Related Agreement; (iv) in whole or in part, any Liability arising from or out of the conduct of the Business or any Capstead Company's ownership or use of any of the Purchased Assets prior to the Closing Date, whether such claims are asserted before or after the Closing Date (except for any Liability under any Assumed Contract or under any Assumed Obligation, the performance or payment of which was not due or owing on or prior to the Closing Date), including, without limitation, any and all Liability for (A) fees and expenses (including, without limitation, termination fees) owed by any Capstead Company to any provider of professional services, including, without limitation, legal, accounting or investment banking services, for services rendered in connection with the transactions contemplated hereunder, (B) all Taxes (including, without limitation, interest and penalties thereon) relating to the Business or to any of the Capstead Companies for periods prior to the Closing Date, (C) payments or penalties or Taxes arising out of or relating to any of the employee benefit plans or other pension plans of the Company, and (D) the Retained Liabilities; (v) or out of any Contract described on Schedule 6.08 of this Agreement; (vi) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any Contract alleged to have been made by any such Person with any of the Capstead Companies (or any Person acting on its behalf) in connection with any of the transactions contemplated hereby; or (vii) the Capstead Litigation.

          (b) Regardless of any investigation made at any time by or on behalf of the Capstead Companies or any information the Capstead Companies or any of their representatives or Affiliates may have, Purchaser will and hereby does indemnify and hold each Capstead Company harmless from and against any and all Liability, claim, loss, cost, damage or expense whatsoever (including, without limitation, attorneys' fees and expenses) (i) resulting from or arising out of any Breach of any representation or warranty of Purchaser contained herein or in any Related Agreement, (ii) resulting from or arising out of any Breach of any covenant or obligation of Purchaser contained herein or in any Related Agreement, (iii) resulting or arising directly or indirectly from or out of the conduct of the Business or operation of the Purchased Assets after the Closing Date, (iv) resulting or arising directly or indirectly from or out of any Assumed Obligation; provided, however that Purchaser shall not be obligated to so indemnify any of the Capstead Companies to the extent that such payments are attributable to a Breach by any Capstead Company of any representation, warranty or covenant made by any Capstead Company contained in this Agreement, or (v) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any Contract alleged to have been made by any such Person with Purchaser (or any Person acting on its behalf) in connection with any of the transactions contemplated hereby.

          (c) Notwithstanding the provisions set forth in Sections 9.01(a)(i) and (a)(ii) that eliminate the effect of any qualifiers, modifiers or limitations contained in the Capstead Companies' representations and warranties using "Knowledge" or "material," "Material," "materiality," "in all material respects" or words of similar import or meaning, for purposes of this Article IX, the representations and warranties set forth in: (i) Section 2.07, to the extent there appears therein any qualifiers, modifiers or limitations with respect to "Knowledge" and "material," "Material," "materiality," and "in all material respects" , such words shall be taken into account and given effect;
(ii) Section 2.08(b) and Section 2.33, to the extent there appears therein any qualifiers, modifiers, or limitations with respect to "material," "Material," materiality," and "in all material respects," such words shall be taken into account and given effect; and (iii) Section 2.13, "Knowledge" shall be taken into account and given effect to the extent such word appears therein.

     9.02 NOTICE OF CLAIM. If any Proceeding is brought against any Person entitled to indemnification pursuant to Section 9.01 or Section 9.05 (a "Claimant") in respect of a claim under Section 9.01 above (an "Indemnifiable Claim"), the Claimant shall promptly notify Purchaser or Andrew F. Jacobs, as the representative of the Capstead Companies (the "Representative"), as the case may be, in writing of the institution of such Proceeding (but the failure so to notify shall not relieve any Capstead Company or Purchaser, as the case may be (the "Indemnifying Parties"), from any liability the Indemnifying Parties may have except to the extent such failure materially prejudices the Indemnifying Party). Unless otherwise agreed to by the Purchaser or Representative, as the case may be, the Indemnifying Parties shall assume and direct the defense of such Proceeding, including the employment of counsel, and all fees, costs and expenses incurred in connection with defending or settling the Indemnifiable Claim shall be borne solely by the Indemnifying Parties; provided, however, that such counsel shall be satisfactory to the Claimant in the exercise of its reasonable judgment. If the Indemnifying Parties shall elect to compromise or defend any such asserted Liability, it shall promptly notify the Claimant of its intention to do so, and the Claimant agrees to cooperate fully with the Indemnifying Parties and their counsel in the compromise of, or defense against, any such asserted Liability; provided, however, that after notice from the Indemnifying Parties to the Claimant of its election to assume the defense of such Proceeding, the Indemnifying Parties will not, as long as they diligently conduct such defense, be liable to the Claimant under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Claimant in connection with the defense of such Proceeding, other than reasonable costs of investigation. Notwithstanding an election by the Indemnifying Parties to assume the defense of such Proceeding, the Claimant shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnifying Parties shall bear the reasonable fees, costs and expenses of such separate counsel (and shall pay such fees, costs and expenses at least quarterly), if (a) the use of counsel chosen by the Indemnifying Parties to represent the Claimant would present such counsel with a conflict of interest;
(b) the defendants in, or targets of, any such Proceeding include both a Claimant and an Indemnifying Party, and the Claimant shall have reasonably concluded that there may be legal defenses available to it or to other Claimants which are different from or additional to those available to the Indemnifying Parties (in which case the Indemnifying Parties shall not have the right to direct the defense of such Proceeding on behalf of the Claimant); (c) the Indemnifying Parties fail to provide reasonable assurance to the Claimant of their financial capacity to defend such Proceeding and to provide indemnification with respect to such Proceeding; or (d) the Representative or the Purchaser, as the case may be, shall authorize the Claimant to employ separate counsel at the expense of the Indemnifying Parties. All costs and expenses incurred in connection with a Claimant's cooperation shall be borne by the Indemnifying Parties. If the Indemnifying Parties assume the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Parties without the Claimant's consent unless
(A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (C) the compromise or settlement includes as an unconditional term thereof the giving by the plaintiff or other claimant to the indemnified parties of an unconditional release, in form and substance satisfactory to such indemnified parties, from all Liability in respect of any such claim; and (iii) the Claimant will have no Liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Parties do not, within ten
(10) days after the Claimant's notice is given, give notice to the Claimant of their election to assume the defense of such Proceeding, the Indemnifying Parties will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Claimant. Notwithstanding the foregoing, if Claimant determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this

Agreement, the Claimant may, by notice to the Indemnifying Parties, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Parties will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld). A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought. In any event, the Claimant shall have the right at its own expense to participate in the defense of such asserted Liability.

     9.03 RIGHT OF OFFSET. In the event an Indemnifying Party is required to indemnify or make payments to any Claimant under any provision of this Agreement (including Section 9.01 above) or any document, instrument or agreement referred to herein or executed in connection with the consummation of the transactions contemplated hereby, in addition to any other right available to the Claimant hereunder, at law or in equity, the Claimant shall be entitled to offset the amount of such required indemnity or any claim for any and all amounts owed by any Claimant, or any Affiliate of a Claimant, to any Indemnifying Party or any Affiliate of any Indemnifying Party, hereunder or otherwise, including, where the Claimant is the Purchaser, any amount held in escrow pursuant to the Escrow Agreement.

     9.04 SURVIVAL. The rights of indemnification provided in Section 9.01(a)(i) and (ii) of this Agreement shall survive the consummation of the transactions contemplated hereunder for a period of 819 calendar days following the Closing Date; the rights of indemnification provided by Section 9.01(a)(iv) of this Agreement with respect to third-party claims shall survive the consummation of the transactions contemplated hereunder for a period of 819 calendar days after the Closing Date; and the rights of indemnification provided in Sections 9.01(a)(iii), (iv) (other than with respect to third-party claims), (v), (vi) and (vii) and Sections 4.11 and 4.12 of this Agreement shall survive the consummation of the transactions contemplated hereunder and shall remain in full force and effect at all times thereafter. With respect to a claim for indemnification that may fall under more than one provision of Section 9.01, the expiration of the survival period for a claim under one applicable provision shall not impact in any way a party's right to bring a claim under another applicable provision, the survival period of which has not yet expired. Notwithstanding the foregoing time limitation, a claim under Section 9.01(a)(i) or 9.01(a)(ii) for a Breach of the representations and warranties contained in
(i) Section 2.11 shall survive the consummation of the transactions contemplated hereunder and shall remain in full force and effect at all times thereafter; and
(ii) Section 2.21 with respect to violations of ERISA shall survive the consummation of the transactions contemplated hereunder and shall remain in full force and effect for the full period of all applicable statutes of limitations.

     9.05 TAX INDEMNIFICATION PAYMENTS.

          (a) Scope of Tax Indemnity Provisions/Relationship of this Article to General Indemnity Provisions.

               (i) In the case of any indemnity claim for Taxes for a Pre-Closing Period, the indemnity obligations of the Capstead Companies, and the rights of the Purchaser with respect to indemnification, will be governed by this Section 9.05 and not by the general indemnity provisions contained in Section 9.01(a) of this Agreement.

               (ii) Despite any other provision in this Agreement, the indemnities provided for in this Section will survive for the full period of all applicable statutes of limitation, including extensions.

              (iii) Any Person entitled to indemnification for Taxes under this Section shall also be entitled to indemnification for all reasonable fees and costs (including professional fees and costs and expenses) associated with enforcing its rights under this Section.

          (b) Allocation of Liability for Taxes.

              (i)   General. Subject to Section (b)(ii) below:

                    (A) The Capstead Companies will be jointly and severally liable for, and will indemnify, defend and hold harmless the Purchaser and the Purchaser's Affiliates from and against, any and all Taxes imposed on or due with respect to the operation of the Business, the Capstead Companies or their assets, operations or activities for any Pre-Closing Period, to the extent such Taxes have not been specifically disclosed in the Schedules. For purposes of the preceding sentence, the Capstead Companies' Liability will include, without limitation, the following:

                         (1) any Liability for Taxes arising from the inclusion (or termination of the inclusion) of the Capstead Companies in a consolidated, combined, unitary or separate company Tax Return filed by any of the Capstead Companies or their Tax Affiliates,

                         (2) any Liability for Taxes relating to the merger, reorganization or other transactions by which the business, operations, properties or stock of the Capstead Companies were incorporated or acquired by Affiliates or former Affiliates of the Capstead Companies,

                         (3) any Liability for Taxes arising out of the transactions contemplated by this Agreement,

                         (4) any amounts due from the Capstead Companies under any Tax sharing or Tax allocation agreement or arrangement, whether imposed by law or otherwise, and

                         (5) any Liability for Taxes arising from the disallowance or adjustment of deductions taken for periods prior to the Closing Date (regardless of the year in which such disallowance or adjustment occurs); and

                    (B) The Purchaser will be liable for, and will indemnify, defend and hold the Capstead Companies harmless from and against, any and all Taxes imposed on or with respect to the Capstead Companies or their assets, operations, or activities related to the Purchased Assets for any Post-Closing Period.

               (ii) Certain Transaction Costs. Notwithstanding anything to the contrary in this Section, the Purchaser will be liable for and pay any and all transfer Taxes arising in connection with the transfer of the Purchased Assets under this Agreement, and the Purchaser will indemnify, defend and hold the Sellers harmless against any and all such transfer taxes.

          (c) Right of Offset. Notwithstanding any other provision of this Agreement or any Related Agreement, in the event an Indemnifying Party under this Section 9.05 is required to indemnify the Claimant hereunder, the Claimant shall be entitled to offset the amount of such required indemnity or any claim from any and all amounts owed by any Claimant, or any Affiliate of Claimant, to any Indemnifying Party under this Section
     9.05. In the event that the Claimant is the Purchaser, it may also make a claim against any amount held in Escrow pursuant to the Escrow Agreement.

     9.06 LIMITATION ON INDEMNITY. The provisions for indemnity provided in Sections 9.01(a)(i) and (ii) of this Agreement shall be effective against the Capstead Companies only if the aggregate amount of all Damages for which the Capstead Companies are liable thereunder exceeds $1,000,000, but if the aggregate amount of such Damages exceeds $1,000,000 the Purchaser shall be entitled to recover all such Damages without giving effect to such $1,000,000 threshold amount. For purposes of determining and calculating Damages under this
Article IX, the representations and warranties of the Capstead Companies shall be read without taking into account or giving effect to any qualifiers, modifiers or limitations contained therein using (i) "Knowledge" or (ii) "material," "Material," "materiality," "in all material respects" or words of similar import or meaning, except only to the extent specifically set forth in Section 9.01(c). In no event shall any recovery under this Article IX exceed the aggregate cash proceeds received by the Capstead Companies pursuant to this Agreement (including, for this purpose, the $1,500,000 deposited with the Escrow Agent pursuant to Section 1.04(b)(ii) and 1.05(c)).

                                    ARTICLE X

                                  MISCELLANEOUS

     10.01 NOTICES. Any notice or other communication required or which may be given hereunder shall be in writing and either delivered personally to the addressee, telegraphed or telexed to the addressee or mailed, certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed or telexed, or if mailed, two days after the date of mailing as follows:

          (a)  if to Sellers, to:

     Capstead Mortgage Corporation      Capstead Holdings, Inc.
     2711 North Haskell Avenue          2711 North Haskell Avenue
     Suite 1000                         Suite 900
     Dallas, Texas 75204                Dallas, Texas 75204
     Attention: Treasurer               Attention: Treasurer

     Capstead Inc.
     2711 North Haskell Avenue
     Suite 1000
     Dallas, Texas 75204
     Attention: Treasurer

                with a copy to:

     Andrews & Kurth L.L.P.
     1717 Main Street
     Suite 3700
     Dallas, Texas 75201
     Attention: David Barbour, Esquire

          (b)  if to Purchaser, to:

     HomeComings Financial Network, Inc.
     8400 Normandale Lake Blvd., Suite 600
     Minneapolis, Minnesota 55437
     Attention: President

                with a copy to:

     GMAC Mortgage Group, Inc.          Residential Funding Corporation
     c/o GM Legal Staff                 8400 Normandale Lake Blvd., Suite 600
     3031 West Grand Blvd.              Minneapolis, Minnesota 55437
     Detroit, Michigan  48202           Attention: Office of the General Counsel
     Attention: General Counsel

     10.02 ENTIRE AGREEMENT. This Agreement and the Servicing Purchase Agreement (including the Exhibits and the Schedules hereto and thereto) contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, written or oral, with respect thereto (including, without limitation, any bid letters or written expressions of interest of Purchaser or any information contained in the related Confidential Descriptive Memorandum dated August 1998).

     10.03 WAIVERS AND AMENDMENTS. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     10.04 CONFIDENTIALITY. All information which is not public knowledge disclosed heretofore or hereafter by any party to any other party (including its attorneys, accountants or other representatives) in connection with this Agreement or any Related Agreement (including, without limitation, the existence of this Agreement or any Related Agreement and the terms hereof and thereof) shall be kept confidential by such other party, and shall not be used by such other party otherwise than for use as herein contemplated, except to the extent
(a) it is or hereafter becomes public knowledge or becomes lawfully obtainable from other sources, including a third party who is under no obligation of confidentiality to the party disclosing such information or to whom information was released without restriction, or (b) such other party is compelled to disclose such information by judicial or administrative process or, in the opinion of its counsel, by other Legal Requirements, or (c) such duty as to confidentiality and non-use is waived by such disclosing party. In the event of termination of this Agreement, each party shall exercise all reasonable efforts to return, upon request, to the other parties all documents and reproductions thereof received from such other parties (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 10.04.

     10.05 EXPENSES. Except as otherwise provided in Section 8.02 of this Agreement, each party shall bear the respective legal, accounting and other costs and expenses of any nature, relating to or in connection with the negotiation of this Agreement and the Related Agreements and the consummation of the transactions contemplated by this Agreement and such Related Agreement, incurred by each of them, whether or not this Agreement is consummated or terminated.

     10.06 FURTHER ACTIONS. At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

     10.07 SURVIVAL. Except as otherwise provided herein, the covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive the Closing Date, irrespective of any review, examination or investigation made by or on behalf of any party.

     10.08 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of Texas applicable to agreements made and to be performed entirely within such state.

     10.09 ASSIGNMENT. This Agreement is not assignable, except that Purchaser may assign its rights or obligations under this Agreement to any Affiliate of Purchaser provided that Purchaser shall continue to be bound by this Agreement.

     10.10 VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

     10.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     10.12 SCHEDULES. The Schedules to this Agreement are a part of this Agreement as if set forth in full herein.

     10.13 HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     10.14 EXCLUSIVITY. Between the date hereof and the Closing Date (or the earlier termination of this Agreement) each of the Capstead Companies shall not, and shall not permit any Affiliate or representative to the extent within its control to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person or group of Persons, other than Purchaser, concerning any proposal for an acquisition or other business combination involving all or any part of the Business or Purchased Assets or any interest therein (other than sales of mortgage loans and hedging activities in the ordinary and usual course of business).

     10.15 CONFIDENTIALITY AND NONCOMPETITION. For purposes of this Section 10.15, the term "Capstead Companies" or "Capstead Company" shall also include each Person (other than an individual) who is an Affiliate thereof.

          (a) The Capstead Companies jointly and severally agree that none of the Capstead Companies will, at any time, disclose any Confidential Information to any unauthorized Persons, without Purchaser's prior written consent.

          (b)  The Capstead Companies further agree that:

               (i)   For a period of 912 calendar days after the Closing:

                     (A) None of the Capstead Companies will, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, or render services or advice to (including, without limitation, by way of consulting or similar services) the Restricted Business. The Capstead Companies may, in the aggregate, purchase or otherwise acquire up to (but not more than) four and one half percent (4.5%) of any class of securities of any Person (but without otherwise participating in the activities of such Person) involved in the Restricted Business; provided, further, that a Capstead Company shall not be deemed to be engaged in the Restricted Business or in violation of this subparagraph (A) as a result of (1) the bona fide acquisition on an arm's length basis of the Capstead Companies or any Capstead Company by a Person (which is not an Affiliate of any of the Capstead Companies) engaged in whole or in part in the Restricted Business (it being understood and acknowledged, however, that none of the Capstead Companies shall thereby be released from the application of this subparagraph (A) to the activities of any of the Capstead Companies), or (2) the acquisition by the Capstead Companies or any Capstead Company of one or more Persons engaged partly in the Restricted Business (but only in any instance where (i) no more than thirty percent (30%) of any such Person's gross revenues are derived from the Restricted Business during the twelve (12) full calendar months immediately preceding such acquisition and (ii) the outstanding principal balance of all 1-to-4 family "A" to "A-" conventional residential mortgage loans being serviced by such Person (when taken together with the outstanding principal balance of all mortgage loans then being serviced by any of the Capstead Companies) does not exceed $5 Billion; but provided further, however, that at no time during the 912 calendar day period referred to above shall the aggregate outstanding principal balance of all mortgage loans being serviced by the Capstead Companies, whether through acquisitions or otherwise, exceed $5 Billion in the aggregate) or (3) as a result of providing solely debt financing to (without any right or contingent rights to acquire any equity or other interest in) a Restricted Business without in any other way violating any of the other provisions of this subparagraph (A).

                     (B) None of the Capstead Companies will, directly or indirectly, either for themselves or any other Person, solicit the business, whether or not related in any way to the Restricted Business specifically or residential mortgage lending generally, of any Person known to the Capstead Companies to be a mortgagor of a mortgage loan serviced or subserviced by the Business (other than any loan serviced or subserviced on behalf of any Capstead Company as investor or master servicer; provided that, as of the Closing Date, a Capstead Company either owns, or has a recourse obligation with respect to, such exempted loan), whether or not any of the employees of the Capstead Companies had personal contact with such Person (each a "Customer Mortgagor").

               (ii) None of the Capstead Companies will, at any time during or after the 912 calendar-day period, directly or indirectly disparage Purchaser or the Business (outside of Proceedings, if any, in connection with any Capstead Company's enforcement of its rights against Purchaser under any Contract between one or more of the Capstead Companies and Purchaser), or any of their shareholders, directors, officers, employees, or agents;

               (iii) None of the Capstead Companies will, for a period of 912 calendar days after the Closing, directly or indirectly, either for themselves or any other Person, (A) induce or attempt to induce any individual listed on Schedule 2.22 or any employee of the Purchaser who was an employee of the Business immediately prior to the Closing to leave the employ of the Business or the Purchaser, (B) in any way interfere with the relationship between the Business and any such individual or employee of the Business or the Purchaser, or (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any such individual or employee of the Business or the Purchaser (except any employee who has not been employed by Purchaser for a period exceeding twelve (12) consecutive months following the Closing Date);

               (iv) None of the Capstead Companies will, for a period of 912 calendar days after the Closing, (A) induce or attempt to induce any Customer Mortgagor, supplier, licensee, or business relation of the Business to cease doing business with the Business, or (B) in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Business; and

               (v) In the event of a Breach by any of the Capstead Companies of any covenant set forth in Subsections (b)(i), (b)(iii) and (b)(iv), the term of such covenant will be extended by the period of the duration of such breach;

          (c) Without in any way limiting any other provisions of this Agreement, if any Capstead Company Breaches any of the covenants set forth in
Section 10.15(a) or 10.15(b), the Purchaser will be entitled to the following remedies:

               (i)   Damages from the Capstead Companies; and/or

               (ii) injunctive or other equitable relief to restrain any Breach or Threatened Breach or otherwise to enforce specifically the provisions of Subsections (a) and (b) of this Section 10.15, it being agreed that money damages alone cannot adequately compensate the Purchaser and the Business, and would be an inadequate remedy for such breach.

          (d) Each of the Capstead Companies acknowledges and agrees that the payment of the Purchase Price by Purchaser was expressly in recognition of the value that the current employees of any of the Capstead Companies involved in the Business had to the Purchaser in respect of its anticipated continuation of the Business following the Closing. Each of the parties hereto expressly covenants, agrees and acknowledges that the provisions of this Section 10.15 are reasonable with respect to limitations as to time, geographical area, and scope of the activity to be restrained and do not impose upon the Capstead Companies or any of the Capstead Companies a greater restraint than is necessary to protect the goodwill or other business interests of the Purchaser. Each of the Capstead Companies expressly acknowledges and agrees that the Purchaser would not have entered into this Agreement nor any of the Related Agreements without having each of the Capstead Companies make each and every covenant and agreement contained in this Section 10.15.

     10.16 SEVERABILITY. Any portion or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be reformed to the extent necessary to avoid such invalidity, illegality or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision hereof invalid, illegal or unenforceable in any other jurisdiction.

     10.17 NO THIRD PARTY BENEFICIARIES. No employee of any of the Capstead Companies or former employee thereof (or his/her spouse or beneficiary), or any other Person not a party to this Agreement, shall be entitled to assert any claim hereunder. In no event shall this Agreement constitute a third party beneficiary Contract.

     10.18 REMEDIES EXCLUSIVE. Except for remedies based on fraud, intentional misrepresentation, willful misconduct or deliberate Breach and except for equitable remedies (including, but not limited to, specific performance) and the remedies provided for in Section 1.05(e) of this Agreement, the remedies provided in Article IX and in the Escrow Agreement constitute the sole and exclusive remedies for recovery against the Capstead Companies based upon the Breach of any representation or warranty of any of the Capstead Companies contained in this Agreement or in any certificate, schedule or exhibit furnished by any of the Capstead Companies hereunder or in any Contract or instrument delivered in connection with the transactions contemplated hereby, or based upon the failure of any of the Capstead Companies to perform any covenant, agreement or undertaking required by the terms of this Agreement to be performed by any of the Capstead Companies.

     10.19 EQUITABLE REMEDIES. The obligations of Purchaser and the Capstead Companies under this Agreement are unique. The parties acknowledge that it would be extremely impracticable to measure damages resulting from any default under this Agreement. Accordingly, it is agreed that a party not in default under this Agreement may sue in equity for specific performance or injunctive relief.

     10.20 JOINT PREPARATION. This Agreement has been jointly prepared by the parties and the provisions of this Agreement shall not be construed more strictly against any party hereto as a result of its participation in such preparation.

     10.21 ATTORNEYS' FEES. Except as and to the extent specifically provided in
Section 1.05(e), if any party to this Agreement initiates any legal action against any other party relating to this Agreement or any agreement executed pursuant hereto, the prevailing party in such action shall be entitled to receive reimbursement from the other party for all reasonable attorneys' fees, expert fees and other costs and expenses incurred by the prevailing party in respect of such proceeding.

     IN WITNESS WHEREOF, the parties have executed this Agreement the date first above written.


                                            CAPSTEAD MORTGAGE CORPORATION


                                            By: /s/ RONN K. LYTLE
                                               ---------------------------------
                                            Name:   RONN K. LYTLE
                                                 -------------------------------
                                            Its:    Chairman


                                            CAPSTEAD HOLDINGS, INC.


                                            By: /s/ RONN K. LYTLE
                                               ---------------------------------
                                            Name:   RONN K. LYTLE
                                                 -------------------------------
                                            Its:    Chairman


                                            CAPSTEAD INC.


                                            By: /s/ RONN K. LYTLE
                                               ---------------------------------
                                            Name:   RONN K. LYTLE
                                                 -------------------------------
                                            Its:    Chairman


                                            HOMECOMINGS FINANCIAL NETWORK, INC.


                                            By: /s/ DAVEE OLSON
                                               ---------------------------------
                                            Name:   DAVEE OLSON
                                                 -------------------------------
                                            Its:    CFO

                                   APPENDIX I

"AFFILIATE" --with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the stock having ordinary voting power in the election of directors of such person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, (iii) each of such Person's officers, directors, joint venturers and partners, (iv) any trust or beneficiary of a trust of which such Person is the sole trustee, or (v) any lineal descendants, ancestors, spouse or former spouses (as part of a marital dissolution) of such Person (or any trust for the benefit of such Person). For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

"BREACH" --a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

"BUSINESS" --is the Company's residential mortgage loan servicing, subservicing and origination operations and all assets, whether owned by the Company, Holdings, CMC, or any other affiliate of CMC, which are used or held for use in, related to, or associated with, directly or indirectly (in whole or in part), such operations.

"BUSINESS DAY" --any day of the week other than a Saturday, Sunday, or a legal holiday, or a bank holiday in the State of Texas or the Commonwealth of Pennsylvania.

"CAPSTEAD LITIGATION" --the class action lawsuit styled Marvin J. Netsky, et al.
v. Capstead Mortgage Corporation, et al. pending in the U.S. District Court of the Northern District of Texas, Civil Action No. 3-98CV1716-R (the "Netsky action") and any other lawsuits naming CMC and/or certain of its officers and directors as defendants, whether or not consolidated with other such actions, which (i) relate to or arise out of such lawsuits, (ii) relate to or arise out of the facts or allegations which are, in whole or in part, the subject of the Netsky action, or (iii) relate to or arise out of federal or state securities laws or other state law, common law, or equity actions or claims, including, without limitation, stockholder derivative actions. This definition shall be deemed to include any action to which the Company and/or Holdings may be named or joined.



                               Appendix I - page 1

"COMMERCIALLY REASONABLE EFFORTS" --the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved in the required timeframe.

"CONFIDENTIAL INFORMATION" --means (i) all information concerning the specific operations, methods of doing business and affairs of the Business, including the following: product specifications, data, know-how, formulae, compositions, processes, inventions and ideas, past, current and planned research and development, current and planned residential mortgage servicing and origination manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) of the Business and any other information, however documented, of the Business that is a trade secret within the meaning of Texas trade secret law; (ii) any and all information concerning the Business (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and addresses of key personnel, and personnel training and techniques and materials), however documented; and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Business to the extent containing or based, in whole or in part, on any information included in the foregoing; provided, however, that Confidential Information shall not include information which (a) relates to the business of residential mortgage servicing and origination generally known to other operators of mortgage companies, (b) is or becomes generally available to the public other than as a result of a disclosure by any of the Capstead Companies or any of their Representatives (as defined below), or (c) becomes available to any of the Capstead Companies on a nonconfidential basis from a Person who is not bound by a duty of confidentiality to Purchaser, or is otherwise not known to the Capstead Companies to be under an obligation to Purchaser not to transmit such information to the Capstead Companies or its Representatives.

"CONSENT" --any approval, consent, ratification, waiver, Authorization or other authorization (including any Governmental Authorization).

"CONTRACT" --any agreement, contract, commitment, obligation, promise, arrangement, understanding, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"GOVERNMENTAL AUTHORIZATION" --any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.



                               Appendix I - page 2

"GOVERNMENTAL BODY" --any:

     (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

     (b) federal, state, local, municipal, foreign or other government;

     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

     (d) multi-national organization or body; or

     (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"GUARANTY" --means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing (whether by reason of being a general partner of a partnership or otherwise) any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

     (a) to purchase such indebtedness or obligation or any property constituting security therefor; and

     (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation.

"IRS" --the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"KNOWLEDGE" --an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

     (a) such individual is actually aware of such fact or other matter; or

     (b) a prudent individual with responsibility with respect to a specific subject matter could be expected to discover or otherwise become aware of such fact or other matter in the ordinary and usual course of business.



                               Appendix I - page 3

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time during the past two years served, as a director or officer of such Person (or in any similar capacity), or as an individual with primary responsibility for such Person with respect to a specific subject matter, has, or at any time had, Knowledge of such fact or other matter (but in any event, including the individuals listed on Schedule A-1 hereto). Without limiting the foregoing, when used in reference to the Capstead Companies or any of the Capstead Companies, if one Capstead Company or any of the individuals referred to above has "Knowledge" of a particular fact or other matter, then each Capstead Company will be deemed to have such Knowledge.

"LEGAL REQUIREMENT" --any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

"LIABILITY" --with respect to any Person means any and all liabilities, debts or other obligations, contingent or otherwise, however imposed or incurred, at any time, including, without limitation:

     (a) its liabilities for borrowed money or any other indebtedness;

     (b) its liabilities for the deferred purchase price of property acquired by such Person, including accounts payable arising in the ordinary and usual course of business or otherwise; and including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property;

     (c) all liabilities required to be included on its balance sheet in accordance with GAAP (in respect of capital leases or otherwise);

     (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and

     (e) all liabilities in respect of any Guaranty.

"LIEN" --any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"MATERIAL ADVERSE EFFECT" --with respect to any Person or the Business, means any event, change, occurrence or effect, direct or indirect, (other than as a result of changes as may affect



                               Appendix I - page 4
the mortgage industry generally and other than financial changes directly associated with hedging activities) on the business, operations, properties (including tangible properties), condition (financial or otherwise), assets, obligations or Liabilities (whether absolute, accrued or contingent) of such Person or the Business and its respective subsidiaries that has had, or could reasonably be expected to have a material adverse effect upon such Person or the Business.

"ORDER" --any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

"PERMITTED LIEN" --Statutory liens for amounts not yet due and payable provided Purchaser received a credit for the same at closing and liens securing Assumed Obligations.

"PERSON" --any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

"PROCEEDING" --any action, arbitration, audit, hearing, investigation, inquiry, litigation, suit or appeal (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"RESTRICTED BUSINESS" --any business involved in the servicing of 1-to-4 family "A" or "A-" conventional residential mortgage loans anywhere within the United States. For purposes of this definition, "servicing" means mortgage loan servicing services including, without limitation, one or more of the following functions (or a portion thereof): (i) the administration and collection of payments for the reduction of principal and/or the application of interest on a mortgage loan; (ii) the collection of payments on account of Taxes and insurance; (iii) the remittance of appropriate portions of collected payments;
(iv) the provision of full escrow administration; (v) the pursuit of foreclosure and alternate remedies against a related mortgaged property; and (vi) the administration and liquidation of residential real property owned by the servicer or the investor for whom the servicer administered the related loan as a result of a foreclosure. Notwithstanding the foregoing, however, the reference for purposes of this definition to "servicing" shall not include (1) the performance of any "stand by" servicing obligations required in connection with the performance of any master servicing duties of any of the Capstead Companies;
(2) the servicing of any loans other than 1-to-4 family "A" to "A-" conventional residential mortgage loans; and (3) any Capstead Company retaining the servicing rights, but not actually servicing any loan.



                               Appendix I - page 5

"THREATENED" --a claim, Proceeding, dispute, action or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

"YEAR 2000 COMPLIANT" --an internal system or a product or service that at all times before, during and after January 1, 2000 accurately processes and handles date and time data (including, without limitation, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including, without limitation, leap year calculations, to the extent that other information technology used in combination with such internal systems and such products and services properly exchange date/time data with it. To the extent any such internal systems and such products and services must perform as a system, such internal systems and such products and services used in combination with other such internal systems and such products and services, respectively, must properly exchange date/time data with them.



                               Appendix I - page 6

                                    SCHEDULES

1.01(a).....................................................Real Property Leases
1.01(e) .......................................................Assumed Contracts
1.01(h).................................................................Software
1.01(i)..................................................Non-assignable Licenses
1.02.............................................................Excluded Assets
1.03........................................................Retained Liabilities
1.04(b).............................................Sellers' Account Information
1.05(b)..........................................................Closing Payment
1.05(e).................................................Certain Purchased Assets
1.05(f)..................................................Pipeline Loan Valuation
2.03.....................................Good Standing of Company and Subsidiary
2.04....................................Consents Necessary for Due Authorization
2.06............................................Outstanding Options and Warrants
2.07(e)..............................Liabilities Not Reflected on Balance Sheets
2.08...........................................................Subsequent Events
2.09.................................................................. Contracts
2.10(a) ................................................................Defaults
2.11................................................................Fixed Assets
2.12........................................................Real Property Leased
2.17...............................................................Bank Accounts
2.18..................................................................Guarantees
2.19...................................................................Insurance
2.20(b)....................................................................Taxes
2.21...........................................................Employee Benefits
2.22......................................................Executive Compensation
2.24..................................................Related Party Transactions
2.25........................................................Licenses and Permits
2.26..........................................................Proprietary Rights
2.28..........................................................Violations of Laws
2.29..................................................................Litigation
2.30....................................................................Consents
2.36(e)........................................................Certain Transfers
4.01..........................................................Certain Activities
4.08.......................................................Financial Information
6.05...........................................................Required Consents
6.07...........................................................Certain New Hires
6.08..........................................................Canceled Contracts
A-1...........................................Certain Individuals with Knowledge

CAPSTEAD MORTGAGE CORPORATION AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED SCHEDULE TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.